UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Tanger Factory Outlet Centers, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting
of Shareholders and
Proxy Statement

May 15, 2015

Corporate Office of Tanger Factory Outlet Centers, Inc.
3200 Northline Avenue, Suite 360
Greensboro, North Carolina 27408

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 15, 2015

Tanger Factory Outlet Centers, Inc.

3200 Northline Avenue, Suite 360 Greensboro, North Carolina 27408
Phone: 336-292-3010
E-mail: tangermail@tangeroutlets.com
NYSE: SKT

DEAR SHAREHOLDERS:

On behalf of the Board of Directors, I cordially invite you to attend the 2015 Annual Meeting of Shareholders of Tanger Factory Outlet Centers, Inc. to be held on Friday, May 15, 2015 at 10 a.m. Eastern Time at the Corporate Office of Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, (336) 292-3010 for the following purposes:

1.	To elect the eight directors named in the attached Proxy Statement for a term of office expiring at the 2016 annual meeting of shareholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	To approve, on a non-binding basis, named executive officer compensation; and

4.	To transact such other business as may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.

Only common shareholders of record at the close of business on March 18, 2015 will be entitled to vote at the meeting or any continuation(s), postponement(s) or adjournment(s) thereof. Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Proxy Statement.

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Please vote by internet or telephone as instructed in the Notice Regarding the Availability of Proxy Materials or (if you received printed proxy materials) complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Sincerely,

Chad D. Perry
Executive Vice President,
General Counsel and Secretary

April 2, 2015

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2015 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and does not encompass all the information that you should consider, and the Proxy Statement should be read in its entirety before voting.

2014 Business Highlights

During 2014, the executive officers led the Company to achieve strong operational and financial results, including the following:

●

We expanded our portfolio of properties by nearly one million square feet in 2014, which represents expansion of over 7%. In addition, we currently have four development projects under construction scheduled to open in 2015, which will add an additional 1.4 million square feet, or 10%, capping one of the most rapid portfolio growth periods in our Company’s history.

●	For the year ended 2014, our adjusted Funds from Operations ("FFO")* increased 5% as compared to the prior year.
●

Same center net operating income ("NOI")* grew 2.6%, marking the 10th consecutive year of same center NOI growth, dating back to 2005 when we first began tracking this metric. During this ten-year period, our same center NOI growth has averaged 3.9% annually.

●	Year-end occupancy within our consolidated portfolio equaled 98%, higher than any other mall REIT and marking the 34th consecutive year we have achieved a year-end occupancy rate at or above 95%.
●	Our year-end debt to total market capitalization ratio was best-in-class for mall REITs, at only 28%.
●	We raised our quarterly dividend by 7% in April 2014 from $0.225 to $0.240. This marked the 21st consecutive annual dividend increase since becoming a public company in May 1993.
●

Our Company generated an 18.6% total shareholder return in 2014, exceeding the 13.7% total return of the S&P 500 Index. We believe that the true value creation produced from an investment in real estate should be assessed over a long-term horizon. For the ten-year period ended December 31, 2014, our total shareholder return exceeded the SNL US Equity REIT Index and the S&P 500 Index by 167 percentage points and 189 percentage points, respectively. For the twenty-year period ended on the same date, our total shareholder return exceeded these indices by 1,226 percentage points and 1,495 percentage points, respectively. Tanger also ranked #2 among all mall REITs in total shareholder return for both the ten-year and twenty-year periods.

*

For a discussion of FFO and NOI, please see our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission on February 24, 2015 beginning on page 59.

2014 Executive Compensation Highlights

The Compensation Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success. In 2014, the Compensation Committee took into account a number of operational and financial factors in setting compensation, including the factors described above in 2014 Business Highlights.

The Company believes that our current executive compensation program represents a balanced, pay-for-performance structure that includes the following key features:

●

At our 2014 shareholders meeting, we provided our shareholders with the opportunity to cast an annual advisory vote to approve our named executive officer compensation. Over 88% of the votes cast on the “2014 say-on-pay vote” were voted in favor of the proposal. Following this strongly positive vote, we continue to proactively monitor and review our compensation program in an effort to maintain a compensation program that includes best practices and directly ties pay to performance.

●

In February 2015, we adopted an anti-pledging policy that prohibits, subject to certain exceptions described under “Executive Compensation-Compensation Discussion and Analysis-Governance Policies Relating to Compensation-Anti-Pledging Policy,” our executive officers, directors and employees from pledging our securities as collateral for margin loans or other transactions that could raise potential risks to shareholder value.

●

The restricted Common Shares granted to the Chief Executive Officer in February 2014 and February 2015 included a mandatory holding period under which the Chief Executive Officer cannot sell his vested shares for an additional three years following the vesting date.

●	Approximately 90% of the Chief Executive Officer’s total direct compensation is variable and/or at risk subject to the Company’s performance results.
●	For 2014, the Chief Executive Officer’s total direct compensation increased by 2.5% compared to 2013.

4	Notice of Annual Meeting of Shareholders and Proxy Statement

www.tangeroutlets.com	5

PROXY STATEMENT FOR ANNUAL
MEETING OF SHAREHOLDERS

to be held on May 15, 2015

GENERAL INFORMATION

The Board of Directors of Tanger Factory Outlet Centers, Inc. (NYSE:SKT) is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 15, 2015.

Unless the context indicates otherwise, the term “Company” refers to Tanger Factory Outlet Centers, Inc., the term “Board” refers to our Board of Directors, the term “meeting” refers to the Annual Meeting of Shareholders of the Company to be held on May 15, 2015, and the term “Operating Partnership” refers to Tanger Properties Limited Partnership. We are a self-administered and self-managed real estate investment trust (referred to as a “REIT”). Our outlet centers and other assets are held by, and all of our operations are conducted by, the Operating Partnership. Accordingly, the descriptions of our business, employees and properties are also descriptions of the business, employees and properties of the Operating Partnership. The terms “we”, “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the context requires.

Pursuant to rules of the United States Securities and Exchange Commission (referred to as the “SEC”), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to as the “proxy materials”) and Annual Report for the year ended December 31, 2014 (referred to as the “Annual Report”) over the internet. Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.edocumentview.com/SKT. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, all shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

We anticipate that our Proxy Statement and proxy card will be available to shareholders on or about April 2, 2015.

Date, Time and Place
Friday May 15, 2015 10:00 a.m., Eastern time	Corporate Office of Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408 (336) 292-3010

Subject to any continuation(s), postponement(s) or adjournment(s) thereof.

Who Can Vote; Votes per share

All holders of record of our common shares, par value $.01 per share (referred to as the “Common Shares”) as of the close of business on the record date, March 18, 2015, are entitled to attend and vote on all proposals at the meeting. Each Common Share entitles the holder thereof to one vote. At the close of business on March 18, 2015, Common Shares totaling 95,836,347 were issued and outstanding. In addition, at the close of business on March 18, 2015, units of partnership interest in the Operating Partnership which may be exchanged for Common Shares of the Company totaled 5,078,406 units. Units of partnership interest are not entitled to vote at this meeting.

6	Notice of Annual Meeting of Shareholders and Proxy Statement

PROXY STATEMENT

How to Vote

Shareholder of Record—granting a proxy

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to vote in person at the annual meeting or to vote by proxy.

ONLINE	BY PHONE	BY MAIL	QR CODE

www.envisionreports.com/SKT	1-800-652-VOTE (8683)	Fill out your proxy card and drop in the mail	Use your smartphone or tablet to scan the QR Code

If you wish to vote by proxy, you may vote using the internet, by telephone, or (if you received printed proxy materials) by completing a proxy card and returning it by mail in the envelope provided. When you vote by proxy, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, or vote using the internet or by telephone, but do not provide instructions on how to vote your shares, the designated officers will vote on your behalf as follows:

●	FOR the election of each of the eight individuals named in this Proxy Statement to serve as directors;
●	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and
●	FOR the approval, on a non-binding basis, of the compensation of our named executive officers.

Beneficial Owner—voting instructions

If your shares are held in a brokerage account or by a bank or other nominee, the broker, bank or nominee is considered, with respect to those shares, the shareholder of record, and you are considered the beneficial owner of shares held in street name. If you are a beneficial owner but not the shareholder of record, your broker, bank or nominee will vote your shares as directed by you. If you wish to vote your shares in person at the annual meeting, you must obtain a proxy from your broker, bank or nominee giving you the right to vote the shares at the meeting.

If your shares are held in street name by a broker, bank or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank or other nominee. Please refer to the voting instructions provided by your account manager. Your broker, bank or nominee must vote your shares as you direct. If your shares are held by your broker and you do not give your broker voting instructions, your shares will not be voted with respect to the election of our directors, or the approval, on a non-binding basis, of the compensation of our named executive officers. Therefore, to be sure your shares are voted on these matters, please instruct your broker, bank or other nominee as to how you wish it to vote. Your broker does, however, have discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm, and may do so when you have not provided instructions on that matter.

Quorum and Voting Requirements

Under our By-Laws and North Carolina law, shares represented at the meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the meeting. In uncontested elections, Directors will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election by the Common Shares entitled to vote in the election, provided that a quorum is present. In a contested election, directors are elected by a plurality of the votes cast by the Common Shares entitled to vote in the election. An election is contested if the Secretary of the Company determines that the number of nominees, as determined in accordance with the Company’s By-Laws, exceeds the number of directors to be elected, and the Secretary has not rescinded such determination by the record date. If directors are to be elected by a plurality of votes cast, shareholders shall not be permitted to vote against a nominee. This year’s election is uncontested. Accordingly, Directors will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. In addition, Proposals #2

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PROXY STATEMENT

and #3 will be approved if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions, broker non-votes and shares which are present at the meeting for any other purpose but which are not voted on a particular proposal will not affect the outcome of the vote on the election of directors or Proposals #2 and #3. Any other proposal to come before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal unless the North Carolina Business Corporation Act requires a greater number of affirmative votes.

Revocation of Proxies

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a shareholder of record, you may revoke your proxy or change your vote in any of the following ways:

●	by signing and submitting a new proxy card;
●	by submitting new votes through internet or telephone voting;
●	by delivering to the Secretary of the Company written instructions revoking your proxy; or
●	by attending the meeting and voting in person.

You cannot revoke your proxy by merely attending the meeting. If you dissent, you will not have any rights of appraisal with respect to the matters to be acted upon at the meeting.

If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker or other nominee who holds your shares.

Proxy Solicitation

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice, proxy materials and Annual Report and of soliciting proxies from the holders of our Common Shares. If you choose to access the proxy materials and Annual Report and/or vote over the internet, you are responsible for any internet access charges you may incur. We have retained the services of Georgeson Inc. to assist us in the solicitation of proxies for a fee of $6,500 plus out of pocket expenses. Our directors, officers and employees may, but without compensation other than their regular compensation, also solicit proxies by telephone, fax, e-mail or personal interview. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice, proxy materials and Annual Report to shareholders.

8	Notice of Annual Meeting of Shareholders and Proxy Statement

PROPOSAL 1 ELECTION OF DIRECTORS

Our By-Laws provide that directors be elected at each Annual Meeting of Shareholders. Our Board currently has eight directors. The Board has nominated eight director candidates for election to the Board at the meeting. Each of the eight nominees for director designated below is presently a director of the Company. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve for any reason, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees, unless the number of directors constituting the full Board is reduced. The terms of all of our directors expire at the next annual meeting of shareholders or until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proposal.

Director Resignation Policy

Our By-Laws provide that in uncontested elections, nominees will be elected if votes cast for each nominee’s election exceed the votes cast against each nominee’s election, provided that a quorum is present. Pursuant to our director resignation policy, the Board will nominate for re-election as directors only candidates who agree to tender their irrevocable resignation at or prior to their nomination. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with the director resignation policy. Their resignations will only become effective upon the occurrence of both the failure to receive the required majority vote for election and Board acceptance of their resignations. If a director nominee does not receive the required vote, the Nominating and Corporate Governance Committee or another committee consisting solely of independent directors (excluding the director nominee in question) will consider and make a recommendation to the Board as to whether to accept or reject the director nominee’s previously tendered resignation. The Board (not including the director nominee in question) will make a final determination as to whether to accept or reject the director nominee’s resignation within 90 days following the certification of the shareholder vote. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a Director’s resignation. The Company will then promptly disclose the Board’s decision in a document furnished or filed with the SEC.

Board Diversity and Nominee Qualifications

The Board prefers a mix of backgrounds and experience among its members. We do not follow any ratio or formula to determine the appropriate mix. Rather, the Nominating and Corporate Governance Committee uses its judgment to identify nominees whose viewpoints, backgrounds, experience and other demographics, taken as a whole, contribute to the high standards of Board service at the Company.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company. Each of our director nominees has achieved an extremely high level of success in his or her career. In these positions, each has been directly involved in the challenges relating to setting the strategic direction or managing the financial performance, personnel and processes of complex, public and private companies. Each has had exposure to effective leaders and has developed the ability to judge leadership qualities. Each of them has experience in serving as an executive officer or on the board of directors of at least one other major corporation, both of which provides additional relevant experience on which each nominee can draw.

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PROPOSAL 1 ELECTION OF DIRECTORS

Information Regarding Nominees (as of March 1, 2015)

William G. Benton	BACKGROUND
Age 69 Director since June 4,1993 Non-Executive Chairman of the Board Committees: Audit, Compensation, Nominating & Corporate Governance

Non-Executive Chairman of the Board since January 1, 2013 and Director of the Company since June 4, 1993. Chairman of the Board and Chief Executive Officer of Salem Senior Housing, Inc., a senior living facility operator, since May 2002. Chairman of the Board and Chief Executive Officer of Diversified Senior Services Inc. from May 1996 to May 2002. Chairman of the Board and Chief Executive Officer of Benton Investment Company since 1982. Chairman of the Board and Chief Executive Officer of Health Equity Properties, Inc. from 1987 to September 1994.

QUALIFICATIONS FOR THE TANGER BOARD

Mr. Benton has over 21 years of experience on our Board and has an extensive knowledge of our Company. As Chairman and Chief Executive Officer of multiple public real estate companies, Mr. Benton has gained first-hand experience in managing large real estate organizations with ultimate management responsibility for the corporation’s financial performance and deployment of its capital.

OTHER PUBLIC COMPANY BOARDS
None

Jeffrey B. Citrin	BACKGROUND
Age 57 Director since July 28, 2014 Managing Principal of Square Mile Capital Management LLC Committees: Audit

Director of the Company since July 28, 2014. Mr. Citrin is a Managing Principal of Square Mile Capital Management LLC, a private New York-based investment firm focusing on real estate related opportunities, since 2006. From 1994 to 2005 he was President and co-founder of Blackacre Capital Management LLC, now known as Cerberus Institutional Real Estate. Mr. Citrin served as Managing Director of the Commercial Mortgage Investment Unit of Oppenheimer & Company, Inc. from 1993 to 1994. From 1991 to 1993, he was Vice President of the Distressed Real Estate Principal Group of Credit Suisse First Boston, Inc. and from 1986 to 1991 Mr. Citrin served as Vice President of the Real Estate Investment Banking Unit of Chemical Bank. He was an attorney in the real estate practices of Kelley Drye & Warren LLP and Proskauer Rose LLP from 1983 to 1986. Mr. Citrin served as an Independent Trustee of First Union Real Estate and Mortgage, now known as Winthrop Realty Trust, from 2001 to 2003, and currently serves on the advisory board of the Hospital for Special Surgery in New York and the Hood Museum Board of Overseers.

QUALIFICATIONS FOR THE TANGER BOARD

Mr. Citrin has over 25 years of experience in public company and private company real estate investment during which he has structured complex real estate and financial transactions. The Board expects to benefit from this technical experience as well as from his extensive executive, management and legal experience.

OTHER PUBLIC COMPANY BOARDS
None

10	Notice of Annual Meeting of Shareholders and Proxy Statement

PROPOSAL 1 ELECTION OF DIRECTORS

Donald G. Drapkin	BACKGROUND
Age 67 Director since March 3, 2011 Founder and Chairman of Casablanca Capital, LLC Committees: Audit, Nominating & Corporate Governance (Chair)

Director of the Company since March 3, 2011. Founder and Chairman of Casablanca Capital, LLC since 2010. Vice Chairman of Lazard International, a global advisory investment bank, and Chairman of Lazard’s Investment Committee from 2007 to 2010. Vice Chairman of MacAndrews & Forbes Holdings, Inc., a holding company with interests in a diversified portfolio of public and private companies, and various of its affiliates from 1987 to 2007. Previously a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom, LLP. Mr. Drapkin is also a member of the American Bar Association and the New York City Bar Association.

QUALIFICATIONS FOR THE TANGER BOARD

Mr. Drapkin has demonstrated knowledge of highly sophisticated securities transactions, which he garnered over his 30 plus years of collective executive, management and legal expertise. His experience is particularly valuable to the Company when it considers financing options and the deployment of its capital.

OTHER PUBLIC COMPANY BOARDS
None

Thomas J. Reddin	BACKGROUND
Age 54 Director since July 26, 2010 Managing Partner and Owner of Red Dog Ventures Committees: Audit (Chair), Compensation, Nominating & Corporate Governance

Director of the Company since July 26, 2010. Managing Partner and Owner of Red Dog Ventures since 2009, a venture capital and advisory firm. Chief Executive Officer of Richard Petty Motorsports from 2008 to 2009. Chief Executive Officer (from 2005 to 2007) and President and Chief Operating Officer (from 2000 to 2005) of Lending Tree.com. Mr. Reddin also held various senior leadership positions at Coca-Cola Company from 1995 to 1999, including Vice President, Consumer Marketing of Coca-Cola USA, and at Kraft Foods, Inc. from 1982 to 1995. Mr. Reddin has served on the Board of Directors of Premier Farnell plc since September 2010, Deluxe Corporation since February 2014, Asbury Automotive Group since June 2014, and previously served on the Board of Directors of Valassis Communications Inc. from July 2010 to February 2014 and R.H. Donnelley from July 2007 to January 2010.

QUALIFICATIONS FOR THE TANGER BOARD

Mr. Reddin has over 30 years of experience in consumer marketing and e-commerce, including executive and management experience. His experience in growing and building businesses and developing and marketing brand name consumer products enables him to provide invaluable insights into helping the Company elevate its brand.

OTHER PUBLIC COMPANY BOARDS
Asbury Automotive Group Deluxe Corporation Premier Farnell plc (London Stock Exchange)

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PROPOSAL 1 ELECTION OF DIRECTORS

Thomas E. Robinson	BACKGROUND
Age 67 Director since January 21, 1994 Senior Advisor of Stifel, Nicolaus & Company Committees: Audit, Compensation, Nominating & Corporate Governance

Director of the Company since January 21, 1994. Senior Advisor of Stifel, Nicolaus & Company (formerly Legg Mason Wood Walker, Inc.), a financial services firm, since March 2009. Managing Director of Stifel, Nicolaus and Company from June 1997 to March 2009. Director (May 1994 to June 1997), President (August 1994 to June 1997) and Chief Financial Officer (July 1996 to June 1997) of Storage USA, Inc. Mr. Robinson has also been a director/trustee of First Potomoc Realty Trust since July, 2013, and a Director of Essex Property Trust, Inc. since April 2014 following its merger with BRE Properties. He served as a Director of BRE from July 2007 until closing the transaction with Essex in April 2014. He was a trustee of CenterPoint Properties Trust from December 1993 until the trust was acquired in March 2006 and is a former member of the board of governors of the National Association of Real Estate Investment Trusts (or “NAREIT”). In November 2009, NAREIT selected him to receive its Industry Achievement Award for his wisdom, expertise and service to the REIT industry.

QUALIFICATIONS FOR THE TANGER BOARD

Mr. Robinson has over 21 years of experience on our Board and extensive knowledge of our Company. As an investment banker and investment advisor, Mr. Robinson possesses significant expertise in the operation of capital markets and the evaluation of investment opportunities. His service on audit committees of two other public real estate companies and as a President and Chief Financial Officer of a public real estate company give him extensive audit knowledge and experience in audit- and financial control-related matters.

OTHER PUBLIC COMPANY BOARDS
First Potomoc Realty Trust Essex Property Trust

Bridget M. Ryan-Berman	BACKGROUND
Age 54 Director since January 1, 2009 Chief Executive Officer of Victoria’s Secret Direct, LLC Committees: Compensation, Nominating & Corporate Governance

Director of the Company since January 1, 2009. Chief Executive Officer of Victoria’s Secret Direct, LLC, the online and catalogue division of Victoria’s Secret, a specialty retailer of women’s intimates, beauty, apparel and accessories, since November 2011. From 2007 to 2011, Ms. Berman was an independent consultant advising clients in the retail, wholesale and financial investment sectors providing strategic planning, business development and executive coaching services. Chief Executive Officer of Giorgio Armani Corp., the wholly owned U.S. subsidiary of Giorgio Armani S.p.A., a provider of fashion and luxury goods products, from 2006 to 2007. Vice President/Chief Operating Officer of Apple Computer Retail from 2004 to 2005. Ms. Ryan-Berman also held various executive positions with Polo Ralph Lauren Corporation, including Group President of Polo Ralph Lauren Global Retail, from 1992 to 2004 and various capacities at May Department Stores, Federated Department Stores, and Allied Stores Corp. from 1982 to 1992. In addition, Ms. Ryan-Berman was a member of the board of directors, and served on the audit committee for J. Crew Group, Inc. from 2005 to 2006.

QUALIFICATIONS FOR THE TANGER BOARD

Ms. Ryan-Berman has over 32 years of experience in the retail business and as a senior level executive has helped oversee the strategies and operations of some of the leading fashion and luxury goods groups in the world. Ms. Ryan-Berman’s extensive experience in apparel and retailing enables her to provide invaluable insight into the environment in which the Company operates.

OTHER PUBLIC COMPANY BOARDS
None

12	Notice of Annual Meeting of Shareholders and Proxy Statement

PROPOSAL 1 ELECTION OF DIRECTORS

Allan L. Schuman	BACKGROUND
Age 80 Director since August 23, 2004 Chairman of the Board of Ecolab, Inc. Committees: Compensation (Chair)

Director of the Company since August 23, 2004. Chairman of the Board of Ecolab, Inc., a provider of cleaning, food, safety and health protections products, from January 2000 to May 2006. President and Chief Executive Officer of Ecolab from March 1995 to July 2004 and President and Chief Operating Officer from August 1992 to March 1995. Chairman of the Board, since 2008, and Director, since 2001, of The Schwan Food Company.

QUALIFICATIONS FOR THE TANGER BOARD

As Chairman and Chief Executive Officer of Ecolab, Mr. Schuman has first-hand experience in managing a large, multinational corporation focused on worldwide consumer markets, with ultimate management responsibility for the corporation’s financial performance and the deployment of its capital.

OTHER PUBLIC COMPANY BOARDS
None

Steven B. Tanger	BACKGROUND
Age 66 Director since May 13, 1993 President and Chief Executive Officer Committees: None

Director of the Company since May 13, 1993. President and Chief Executive Officer since January 1, 2009. President and Chief Operating Officer from January 1995 to December 2008. Executive Vice President from 1986 to December 1994. Mr. Tanger has served on the Board of Directors of The Fresh Market, Inc. since June 2012.

QUALIFICATIONS FOR THE TANGER BOARD

Mr. Tanger joined the Company’s predecessor in 1986 and is the son of the Company’s founder, Stanley K. Tanger. Together with his father, Mr. Tanger has helped develop the Company into one of the largest owners and operators of outlet centers in the United States and Canada. As of December 31, 2014, under Mr. Tanger’s leadership, the Company had grown the portfolio to 36 consolidated and 9 partially owned outlet centers comprising approximately 14.0 million square feet. Mr. Tanger provides an insider’s perspective in Board discussions about the business and strategic direction of the Company and has experience in all aspects of the Company’s business.

OTHER PUBLIC COMPANY BOARDS
The Fresh Market, Inc.

Vote Required. The nominees will be elected if votes cast for each nominee’s election exceed the votes cast against each nominee’s election, provided that a quorum is present. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the nominees. Jeffrey Citrin was appointed to the Board on July 28, 2014 and was approved by the Nominating and Corporate Governance Committee for inclusion on the proxy card to stand for election by the shareholders. The remaining seven nominees who were approved by the Nominating and Corporate Governance Committee for inclusion on the proxy card are standing for re-election.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH ABOVE.

Director Independence

Our Corporate Governance Guidelines and the listing standards of the NYSE require that a majority of our directors be “independent” and every member of the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee be “independent,” in each case as such term is defined by the NYSE listing requirements. Generally, independent directors are those directors who are not concurrently serving as officers of the Company and who have no material relationship with us. Our Board has affirmatively determined that the following nominees to our Board are “independent”, as that term is defined under the listing standards of the NYSE: William G. Benton, Jeffrey B. Citrin, Donald G. Drapkin, Thomas J. Reddin, Thomas E. Robinson, Bridget M.

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PROPOSAL 1 ELECTION OF DIRECTORS

Ryan-Berman and Allan L. Schuman. Steven B. Tanger is concurrently serving as our President and Chief Executive Officer and is not independent. Jack Africk, who served on our Board since our initial public offering in 1993 and served as Director Emeritus for a portion of 2014 after he did not stand for re-election at the 2014 annual meeting, was considered independent. We presently have eight directors, including these seven independent directors. In determining the independence of our directors, our Board of Directors considered that Mr. Reddin was a director of Valassis Communications, Inc., which is a long-standing vendor of ours, from July 2010 to February 2014. Our Board considered the dollar value of our transactions with Valassis Communications, Inc. and the nature of the relationship and determined that the relationship did not impair Mr. Reddin’s independence.

Board Leadership Structure and Risk Oversight

Pursuant to our By-Laws and our Corporate Governance Guidelines, our Board determines the appropriate board leadership structure for our Company from time to time. As part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the optimal structure for our Company and shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations.

We operate under a board leadership structure with separate roles for our Chief Executive Officer (referred to as the “CEO”) and Non-Executive Chairman of the Board. Our current leadership structure permits the CEO to focus his attention on managing our Company and permits the Non-Executive Chairman to manage the Board. Accordingly, we believe our current leadership structure, with Mr. Steven B. Tanger serving as CEO and Mr. William G. Benton serving as Non-Executive Chairman of the Board, is the optimal structure for us at this time.

The Board is responsible for overseeing the Company’s risk management processes, and our Audit Committee assists the Board in fulfilling this responsibility. The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. The Audit Committee, which also considers our risk profile, reports regularly to the full Board on these matters. The Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s levels of risk tolerance. While the Board oversees our overall risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. The Board does not believe that its role in the oversight of the Company’s risks affects the Board’s leadership structure.

The Company has reviewed its compensation policies and practices and has determined that it has no policies or practices that are reasonably likely to have a material adverse effect on the Company.

Attendance at Board and Committee Meetings

The Board held six regular meetings during 2014. Each of the incumbent directors in office during 2014 attended at least 75% of the Board meetings and meetings of committees on which the director served, during the period in which such person served as a director. We do not have a formal policy of attendance for directors at our Annual Meeting of Shareholders. Seven of our eight directors attended the 2014 Annual Meeting of Shareholders.

Pursuant to our Corporate Governance Guidelines, non-management directors are required to meet in executive sessions following each regularly scheduled quarterly Board meeting. The Non-Executive Chairman of the Board presides at all executive sessions at which he is in attendance. In addition, non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions but independent directors should meet in executive session at least once per year.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The current committees are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In accordance with NYSE listing standards, all of the committees are comprised solely of independent directors. Charters for each of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Company’s website at www.tangeroutlets.com by first clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW” and then “GOVERNANCE DOCUMENTS”.

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The table below shows the current membership for each of the standing committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William G. Benton
Jeffrey B. Citrin
Donald G. Drapkin
Thomas J. Reddin
Thomas E. Robinson
Bridget M. Ryan-Berman
Allan L. Schuman
Member	Chair

Audit Committee. The Board has established an Audit Committee consisting of five of our independent directors, each of whom satisfies the additional independence requirements of Exchange Act Rule 10A-3. The purpose of the Audit Committee is (i) to assist the Board in fulfilling its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accountants and the performance of our independent registered public accountants and our internal audit function and (ii) to prepare any audit committee reports required by the SEC to be included in our annual Proxy Statement. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accountants and approves in advance, or adopts appropriate procedures to approve in advance, all audit and non-audit services provided by the independent registered public accountants. The Audit Committee is also charged with discussing with management the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The Board has determined that each member of the Audit Committee is “financially literate”, as that term is defined in the listing requirements of the NYSE, and that each member of the committee, all of whom are named above, is an “audit committee financial expert”, as that term is defined in Item 407(d) of Regulation S-K. During 2014, there were five meetings of the Audit Committee.

Compensation Committee. The Board has established a Compensation Committee consisting of five of our independent directors, each of whom meets the NYSE’s heightened standard for compensation committee membership. The Compensation Committee’s responsibilities include reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives and, either as a committee or together with other independent directors (as directed by the Board), determining compensation for our CEO. The Compensation Committee is also responsible for making recommendations to the Board with respect to the compensation of other executive officers and directors. The Compensation Committee also administers our amended and restated Incentive Award Plan (the “Incentive Award Plan”), except in the case of awards to non-employee directors for which the plan is administered by the Board. This plan provides for the issuance of equity-based awards to the Company’s employees, directors, and consultants (other than non-employee directors). The Compensation Committee selects the employees and consultants (other than non-employee directors) to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards. During 2014, there were four meetings of the Compensation Committee.

Nominating and Corporate Governance Committee. The Board has established a Nominating and Corporate Governance Committee consisting of five of our independent directors. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding changes in the size of the Board or any committee of the Board, recommends individuals for the Board to nominate for election as directors, recommends individuals for appointment to committees of the Board, establishes procedures for the Board’s oversight of the evaluation of the Board and management, and develops and recommends corporate governance guidelines.

The Nominating and Corporate Governance Committee evaluates annually the effectiveness of the Board as a whole and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience. In identifying qualified director candidates for election to the Board and to fill vacancies on the Board, the Nominating and Corporate Governance Committee solicits current directors for the names of potentially qualified candidates, may ask directors to pursue their own business contacts for the names of potentially qualified candidates and may recommend that the Board engage a third party search firm to identify names of potentially qualified candidates. In 2014 the Nominating and Corporate Governance Committee engaged a third party search firm to assist with identifying potential director candidates. Various members

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PROPOSAL 1 ELECTION OF DIRECTORS

of the Committee discussed multiple potential candidates, and also obtained input from our CEO as appropriate. Jeffrey Citrin was recommended to the Board by a non-management director and the Nominating and Corporate Governance Committee used the third party search firm to assist in his evaluation. Following the extensive interview and selection process, he was appointed to the Board on July 28, 2014 and recommended by the Nominating and Corporate Governance Committee for election at the 2015 Annual Meeting of Shareholders.

The Board considers director candidates based on a number of factors including: whether the Board member will be “independent” in accordance with our Corporate Governance Guidelines and as such term is defined by the NYSE listing requirements; personal qualities and characteristics, accomplishments and reputation in the business community; experience with businesses and other organizations of comparable size and current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; experience and understanding of the Company’s business and financial matters affecting its business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and diversity of viewpoints, background, experience and other demographics. It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s shareholders in accordance with the procedures described under “Other Matters—Shareholder Proposals and Nominations for the 2016 Annual Meeting of Shareholders—Shareholder Suggestions for Director Nominations” in this Proxy Statement. Shareholder nominees who are recommended in accordance with these procedures will be given the same consideration as nominees for director from other sources. During 2014, there was one meeting of the Nominating and Corporate Governance Committee.

Communications with Directors

Any shareholder or interested party is welcome to communicate with our Non-Executive Chairman of the Board, any other director, the non-management directors as a group or the Board of Directors as a whole by writing to the directors as follows: Tanger Factory Outlet Centers, Inc., Attention Non-Executive Chairman, c/o the Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408. All communications, except for marketing and advertising materials, are forwarded directly to our directors.

Compensation of Directors

The annual compensation to the non-employee directors for 2014 was set and approved by the Board based on the recommendations of, and a peer group analysis performed by, compensation consultants engaged by the Compensation Committee. During 2014, our non-employee directors, other than Mr. Citrin and Mr. Africk, were paid annual cash compensation of $50,000. In addition, the Non-Executive Chairman of the Board was paid an additional annual fee of $50,000, the chairs of the Audit and Compensation Committees were each paid an annual fee of $25,000, and the chair of the Nominating and Corporate Governance Committee was paid an annual fee of $15,000. If a new director is appointed to the Board, or if a presiding director is appointed chairman of a committee, during the calendar year, the retainer fees and chair fees are prorated based on the effective date of his or her appointment. Mr. Citrin was appointed to the Board on July 28, 2014 and was paid $25,000 for his service in 2014. Mr. Africk was paid $25,000 for services as a director through May 16, 2014. The Board concluded that the annual cash compensation and committee chair fees payable to the non-employee directors for 2015 will remain the same as 2014.

Our CEO who is also a director will not be paid any director fees for his services as a director of the Company. Our non-employee directors are reimbursed for their expenses incurred in attending Board meetings.

We may from time to time under the Incentive Award Plan grant to any non-employee director options, restricted or deferred shares or other awards upon approval of the entire Board. The Board selects the non-employee directors to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation Committee. The Board approved an award of 4,500 restricted Common Shares for 2015 to each non-employee director, and 5,000 restricted Common Shares for each of 2014 and 2013, respectively to each non-employee director other than Mr. Citrin.

In addition to payments received in respect of his services as a director, the Company provided Mr. Africk with additional compensation for his services as Director Emeritus. For his services as Director Emeritus, in 2014, Mr. Africk also received $25,000 and a modification to his outstanding restricted Common Share awards to waive the requirement that he continue to serve as a director in order for the awards to continue to vest.

The Company’s Board of Directors expects all non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors with those of shareholders. Our equity ownership guidelines require non-employee directors to hold 5,000 Common Shares within 3 years of their election to the Board. In addition, the Director Deferred Share Program of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (the “Director Deferred Share Program”) allows non-employee directors to elect to receive all or a portion of their cash and/or equity compensation in deferred shares. In the event a non-employee director elects to defer compensation, such compensation (along with any dividends with respect to such compensation) will be credited to a bookkeeping account and paid in Common

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Shares within 60 days following the payment date elected by such director. Such payment date will be one of the following dates: (1) the date of termination of directorship, (2) a specified annual anniversary of the date of termination of directorship, (3) a specified date that is after December 31 of the applicable service year, or (4) the earlier of the date of death or disability. Any deferred shares shall be subject to the same vesting conditions applicable to restricted Common Shares that would have been granted absent a deferral election. In 2014, two non-employee directors participated in the Director Deferred Share Program.

The following table shows the total compensation for our non-employee directors for the fiscal year ended December 31, 2014:

DIRECTOR COMPENSATION TABLE

Name	Year	Fees Earned or Paid In cash	Share Awards(1)	Option Awards(2)	All Other Compensation(3)	Total
William G. Benton	2014	$100,000	$169,100	—	$8,324	$277,424
Jeffrey B. Citrin(4)	2014	25,000	—	—	—	25,000
Donald G. Drapkin(5)	2014	57,500	169,100	—	8,324	234,924
Thomas J. Reddin	2014	75,000	169,100	—	8,324	252,424
Thomas E. Robinson	2014	57,500	169,100	—	8,324	234,924
Bridget M. Ryan-Berman	2014	62,500	169,100	—	8,324	239,924
Allan L. Schuman	2014	62,500	169,100	—	8,324	239,924
Jack Africk(6)(7)	2014	25,000	169,100	—	3,525	197,625
(1)	The amounts in this column represent the grant date fair value of restricted Common Shares awards granted during 2014. During February 2014, each director, except Mr. Citrin, who joined the board after the 2014 grant, was granted 5,000 restricted Common Shares with a grant date fair value of $33.82 per share. A discussion of the assumptions used in calculating these values may be found in Note 17 to our 2014 audited consolidated financial statements on pages F-44 through F-47 of our 2014 Annual Report. The aggregate number of unvested restricted Common Shares held by directors, as of December 31, 2014, totaled 29,994 Common Shares and for each director, except Mr. Citrin, consisted of the following: 1,666 restricted Common Shares granted during 2013 with a grant date fair value of $36.05 per share and 3,333 restricted Common Shares granted during 2014 with a grant date fair value of $33.82 per share.

(2)	There were no option awards granted to non-employee directors during 2014 and no directors held options as of such date.

(3)	Represents dividends paid on unvested restricted Common Shares or the value of deferred shares credited under our Director Deferred Share Program in respect of dividends.

(4)	Mr. Citrin joined the Board in July 2014 and deferred all of his cash compensation in 2014 pursuant to our Director Deferred Share Program. Mr. Citrin received 712.16 deferred shares in connection with 2014 cash compensation he elected to defer, including deferred shares earned from dividend reinvestment. Mr. Citrin did not receive any equity compensation in 2014.

(5)	Mr. Drapkin deferred all of his cash and equity compensation in 2014 pursuant to our Director Deferred Share Program. Mr. Drapkin received 7,001.81 deferred shares in connection with 2014 cash and equity compensation he elected to defer, including deferred shares earned from dividend reinvestment.

(6)	Mr. Africk ceased providing services as a director of the Company as of May 16, 2014. From May 17, 2014 through December 31, 2014, Mr. Africk served as Director Emeritus. In consideration for his services as Director Emeritus, Mr. Africk received a cash payment equal to $25,000 and a modification to certain equity awards (as described below).

(7)	The amount shown in the Share Awards column represents the grant date fair value of restricted Common Shares granted to Mr. Africk during 2014. In each of 2012, 2013 and 2014, the Company granted 5,000 restricted Common Shares to Mr. Africk that were eligible to vest ratably over a three year period, subject to Mr. Africk’s continued service as a director. In consideration of Mr. Africk’s services as Director Emeritus, in May 2014, the Company modified each of these awards to waive the requirement that Mr. Africk continue to serve as director in order for the awards to continue to vest. The incremental fair value of the modified awards was approximately $13,800 and was determined based upon the closing market price of the Common Shares on the day prior to the modification date.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, which is composed entirely of independent directors, is charged with determining compensation for our CEO and making recommendations to the Board with respect to the compensation of our other officers. During the fiscal year ended December 31, 2014, Mr. Africk, Mr. Benton, Mr. Reddin, Mr. Robinson, Ms. Ryan-Berman and Mr. Schuman served as members of the Compensation Committee. No executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee is responsible for the Company’s executive compensation program as well as the program’s underlying philosophy and related policies. The “Executive Compensation” section of this Proxy Statement presents the detailed compensation arrangements for our named executive officers (“NEOs”) for fiscal year 2014, which were determined by the Compensation Committee. For the fiscal year ended December 31, 2014, our NEOs and their titles were as follows:

●	Steven B. Tanger - President and Chief Executive Officer (“CEO”)
●	Frank C. Marchisello, Jr. - Executive Vice President and Chief Financial Officer (“CFO”)
●	Thomas E. McDonough - Executive Vice President and Chief Operating Officer (“COO”)
●	Chad D. Perry - Executive Vice President and General Counsel (“GC”)
●	Lisa J. Morrison - Senior Vice President - Leasing

The Compensation Discussion and Analysis includes the following sections:

●	Executive Summary - Highlights our 2014 “Say-on-Pay” vote, our 2014 performance and our executive compensation program.
●	Compensation Review Process - Outlines the role of the Compensation Committee, compensation consultant and CEO in developing appropriate compensation programs for our NEOs.
●	Fiscal Year 2014 Compensation - Discusses and analyzes the Compensation Committee’s specific decisions for fiscal year 2014.
●	Elements of Compensation - Provides a more detailed description of our compensation program as applied to our NEOs.
●	Governance Policies Relating to Compensation - Details other governance policies and processes related to our executive compensation program.

Executive Summary

Shareholder Say-on-Pay Votes

At our 2014 shareholders meeting, we provided our shareholders with the opportunity to cast an annual advisory vote to approve our named executive officer compensation. Over 88% of the votes cast on the “2014 say-on-pay vote” were voted in favor of the proposal. We continue to believe that shareholder feedback is an important consideration in developing our compensation program. Accordingly, in April and May 2014, we attempted to meet with a number of our largest shareholders, who collectively owned approximately 66% of our outstanding Common Shares. We arranged a total of 8 meetings with institutional investors, representing many of the largest shareholders who responded to our outreach efforts and expressed interest in meeting with us. These investors collectively owned approximately 43% of our outstanding Common Shares. Overall, the feedback from our meetings was positive and generally supportive of our overall compensation program and therefore we did not make changes to our executive compensation arrangements in response to these meetings and our 2014 say-on-pay vote. In the future, we intend to continue to consider the outcome of the say-on-pay votes when making compensation decisions regarding our named executive officers.

We plan to conduct similar meetings with some of our largest shareholders in April 2015.

Business Highlights

We believe our reputation within the industry of having a quality portfolio of outlet centers and a refined skill set for developing, leasing, operating and marketing them, continues to drive tenant demand for space in Tanger Outlet Centers.

This demand afforded us the opportunity to expand our total footprint by nearly one million square feet in 2014, which represents expansion of over 7%. In addition, we currently have four development projects under construction scheduled to open in 2015, which will add an additional 1.4 million square feet, or 10%, capping one of the most rapid growth periods in our Company’s history. We believe our strong tenant relationships, our industry expertise in selecting desirable development sites and navigating the land permitting and entitlement process, our operational and customer service excellence, and a strong balance sheet have provided a true competitive advantage.

Regarding our 2014 earnings, adjusted funds from operations per share, which is FFO adjusted to eliminate certain items that we believe are not indicative of our

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on-going operating performance, increased 5% for the year to $1.97 per share, compared to $1.88 per share the prior year. This year over year increase was primarily driven by our ability to increase rental rates on renewals and released space within our core portfolio, and by growing our portfolio of properties through new developments, expansions and acquisitions during 2014 and 2013.

As a result of this continued growth, we raised our dividend by 7% in April 2014. This marked the 21st consecutive annual dividend increase since becoming a public company. Our Company generated an 18.6% total shareholder return (“TSR”) in 2014, exceeding the 13.7% total return of the S&P 500 Index. Tanger equity has provided substantial returns to our shareholders over the long term. For the ten-year period ended December 31, 2014, our total shareholder return exceeded the SNL US Equity REIT Index and the S&P 500 Index by 167 percentage points and 189 percentage points, respectively. For the twenty-year period ended on the same date, our total shareholder return exceeded these indices by 1,226 percentage points and 1,495 percentage points, respectively. Tanger also ranked #2 among all mall REITs in total shareholder return for both the ten-year and twenty-year periods.

See “Total Shareholder Return” on page 25 for further discussion of performance accomplishments used to set 2014 compensation.

Compensation Highlights

Our in-place compensation program for NEOs includes the following key elements:

Pay Element	Compensation Type	Objective and Key Features
Base Salary	Fixed Cash
Objective
Salaries are set at a level that reflects job responsibilities and to provide competitive fixed pay to balance performance-based risks.

Key Features
●NEO base salaries remained unchanged from 2012 to 2014, except for Ms. Morrison who received a 2% increase in 2014.

●2015 base salaries were increased by 3%, which we believed would be generally consistent with increases at similar performing REITs.

Annual Cash Incentives	Variable Incentive Cash
Objective
Designed to incentivize management to achieve the Company’s strategic financial goals for the year utilizing a formulaic calculation.

Key Features
●Payout on 80% of plan determined by the achievement of financial performance hurdles established early in the fiscal year, with the remaining 20% determined based on the Compensation Committee’s review of individual/subjective performance criteria also established early in the fiscal year.

●The performance criteria are designed to motivate the achievement of short-term goals that we believe will ultimately translate into an increase in the equity value of the Company and, at the time set, the Compensation Committee believed the targets would be challenging and difficult, but achievable with significant effort and skill in light of the condition of the overall economy at that time.

●The 2014 and 2015 maximum bonus potential as a percentage of Base Salary for each executive remained the same as 2013.

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EXECUTIVE COMPENSATION

Pay Element	Compensation Type	Objective and Key Features
Restricted Common Share Awards	Variable Incentive Equity
Objective
Structured to reward for prior year performance and support the retention of senior management, while subjecting recipients to the same market fluctuations as shareholders and thereby motivating management to create long-term shareholder value.

Key Features
●The grant size is determined based on a detailed review of TSR performance, execution of the Company’s long-term strategic plan and the historical number of restricted Common Shares granted to each NEO.

●Time-based restricted Common Shares vest ratably over a five-year period.

●Restricted Common Shares granted to the CEO include a mandatory holding period under which the CEO cannot sell his vested Common Shares for an additional three years following each vesting date.

●For fiscal 2014 performance, the Compensation Committee approved a reduction in the number of restricted Common Shares to our CEO, CFO and COO, compared to the number granted for fiscal 2013 performance and the same number of restricted Common Shares for the GC and SVP - Leasing.

Outperformance Plan (OPP)	Variable Incentive At-Risk Equity
Objective
Designed to enhance the pay-for-performance structure and shareholder alignment, while motivating and rewarding senior management for superior TSR performance based on rigorous absolute and relative hurdles.

Key Features
●Only provides tangible value to our executives upon the creation of meaningful shareholder value above specified hurdles over a three-year measurement period.

●The awards are allocated 70/30 between absolute hurdles and relative hurdles under the 2014 Outperformance Plan (the “2014 OPP”), and are allocated 60/40 between absolute and relative hurdles under the 2015 Outperformance Plan.

●Absolute hurdle requires a return equal to or above 25% over a three-year measurement period, with a 35% return necessary to earn the full value under the absolute component.

●Relative hurdle requires equal to or above the 50th percentile of the constituents of the SNL US Equity REIT Index over a three-year measurement period, with performance equal to or above the 70th percentile to earn the full value under the relative component.

●Full payout is earned only if both the Absolute and Relative TSR hurdles are achieved, and then half of the award is subjected to an additional year of time-based vesting.

Compensation Governance	Risk Management
Objective
Adopted plan features to discourage behavior that could lead to excessive risk-taking.

Key Features
●Limits on incentive compensation so that cash bonuses may not exceed set percentages of base salary (200% for the CEO) and Outperformance Plan payouts may not exceed a maximum dollar value (which would be an aggregate $14.25 million payout under the 2014 OPP), no matter how much financial performance exceeds the pre-established performance ranges.

●Minimum ownership guidelines for NEOs and directors, with a 10x base salary requirement for our CEO.

●Clawback policy applicable to our executive officers that allows for the recoupment of incentive awards under certain circumstances.

●Anti-hedging policy that prohibits any executive officer or director from trading in puts, calls, options or other derivative security of the Company.

●Anti-pledging policy that restricts the pledging of securities of the Company (represents new policy adopted in 2015).

●Mandatory holding period for our CEO for three years following the vesting date of restricted Common Shares.

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CEO Pay-for-Performance Alignment

The Company’s commitment to pay-for-performance is illustrated in the total compensation paid to our CEO. The graph below illustrates total compensation paid to the CEO since 2010 and the TSR on a $100 investment in the Company made on January 1, 2010. As a result of the fact that the majority of our CEO’s compensation is performance-based and significantly tied to the Company’s share price performance, our compensation has aligned with our TSR performance over the long-term period.

The above graph is based on actual compensation paid for the fiscal year and, we believe, more accurately reflects the annual decisions of the Compensation Committee with respect to our CEO’s compensation than the Summary Compensation Table presented on page 37 because our annual long-term equity incentive awards for a particular year are generally granted in February of the following year. Due to the SEC rules governing the disclosure of amounts in the Summary Compensation Table, we are required to present these grants as compensation for the year in which they were granted as opposed to the year for which they were earned.

For direct comparison purposes, actual 2014 compensation excludes dividends of $415,796 paid during 2014 on unvested restricted Common Shares issued as a result of the conversion of notional units awarded under the 2010 Multi-Year Performance Plan. The 2010 Multi-Year Performance Plan was a four-year performance plan whereby recipients earned the maximum number of restricted Common Shares based on the Company achieving a greater than 60% share price appreciation during the four year performance period ending December 31, 2013. The restricted Common Shares earned were issued in January 2014 and vested on December 31, 2014, following the completion of a one-year vesting period.

CEO Pay Mix

The Compensation Committee believes that compensation should be at-risk and heavily dependent upon the achievement of rigorous and objective performance requirements. As illustrated below, approximately 90% of the CEO’s total direct compensation is variable and/or at risk subject to the company’s performance results. Although the Compensation Committee does not target any particular peer group percentile, the overall structure is designed so that if the Company’s performance exceeds expectations and is above our peers, it is intended to result in overall compensation that is at the high end of the peer range and attractive relative to compensation available at successful competitors. Conversely, if the Company’s performance is below expectations and peer levels, it is intended to result in overall compensation that is at the low end of the peer range and is less than those amounts paid at more successful competitors.

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EXECUTIVE COMPENSATION

For 2014 performance, total direct compensation was allocated as follows:

Chief Executive Officer 2014 Pay Mix

Compensation Review Process

Compensation Program Objectives and Rewards

The objectives of the Company’s compensation program are as follows:

●	Motivate, attract and retain qualified executive management who are enthusiastic about the Company’s mission, performance, and culture.
●

Create a fair, reasonable and balanced compensation program that rewards management’s performance and contribution to the Company while closely aligning the interests of management with those of shareholders.

●	Provide total compensation to executive officers that is competitive with total compensation paid by other REITs, and other private real estate firms similar to the Company.

What Our Compensation Program is Designed to Reward

The Company’s compensation program is designed to reward both teamwork and the individual officer’s contribution to the Company with respect to annual and longer-term goals. Annual cash performance-based incentives reward both Company financial performance and individual performance for the fiscal year. In measuring an individual officer’s and the overall team’s performance, the Compensation Committee considers numerous factors, including the Company’s growth in FFO from the prior year, its success in renewing a significant number of the leases expiring during the year, increases obtained in tenant base rents upon executing renewals or new leases, overall occupancy rate maintained at year end, the debt to asset ratio, customer traffic and the overall TSR. While the individual amounts of compensation incentives paid may vary among officers, the performance targets that are set are generally the same for all officers, thereby creating an environment where all officers work together to achieve a common goal. See “Annual Cash Incentives: Description and Analysis” on page 28 for further discussion of performance targets used to set 2014 compensation. Equity-based awards provide long-term incentives designed to reward price appreciation of our Common Shares over a multi-year period.

Additionally, we believe that the Company’s executive compensation program does not encourage excessive risk taking and believe that the following risk oversight and compensation design features assist in guarding against excessive risk taking:

●

Review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the desired risk/reward balance, and do not encourage excessive risk taking;

●	Base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;
●	A significant portion of each executive’s compensation is tied to the future share performance of the Company;
●	Equity compensation and vesting periods for equity awards that encourage executives to focus on sustained share price appreciation; and

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●	A mix between cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company.

Role of the Compensation Committee

The purposes and responsibilities of the Compensation Committee of the Board include the following:

●

Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO’s compensation level based on this evaluation;

●	Make recommendations to the Board with respect to the compensation of non-employee directors and officers other than the CEO;
●	Periodically review the Company’s incentive-compensation and equity-based plans and approve any new or materially amended equity-based plans; and
●

Oversee, with management, regulatory compliance with respect to compensation matters, including the Company’s compensation policies with respect to Section 162(m) of the Internal Revenue Code of 1986 (referred to as the “Code”).

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. In particular, the Compensation Committee may delegate the approval of certain equity awards to a subcommittee consisting solely of members of the Compensation Committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and (ii) “outside directors” for the purposes of Section 162(m) of the Code.

Role of the Compensation Consultant and Use of Aggregate Peer Group Data

Since 2004, the Compensation Committee has engaged the services of an outside compensation consultant, FTI Consulting, Inc. (“FTI”), to assist it in determining the appropriate amounts, types and mix of compensation to executive officers in order to achieve the overall objectives as described above. The Compensation Committee, with the help of FTI, annually reviews the compensation practices of other REITs in order to evaluate market trends and compare our compensation programs with our competitors. Based in part on this data and analysis provided by FTI, the Compensation Committee develops a compensation plan that is intended to maintain the link between corporate performance and shareholder returns while being generally competitive within our industry.

During each fiscal year, management prepares tally sheets that set forth the Company’s total compensation obligations to the CEO and the other officers. These tally sheets, which include the executive’s realized compensation from the prior year and targeted cash compensation for the coming year, are provided to FTI for the purpose of presenting the Compensation Committee with an analysis of the compensation of our executives compared to that of our peer companies. FTI analyzes compensation levels, as well as the mix of fixed versus variable, short-term versus long-term and cash versus equity-based compensation of officers with similar duties and responsibilities at the targeted peer group companies. The analysis focuses on two categories of compensation: (1) base salary and incentive cash bonus together as total cash compensation and (2) total overall compensation. Based on the Company’s and individual’s overall performance relative to the peer group and the unique circumstances associated with any individual officer, the Compensation Committee in consultation with the compensation consultant determines an appropriate level of annual compensation, although no particular peer group percentile is targeted for any of our NEOs.

Pursuant to a service agreement by and between the Company and FTI, dated October 21, 2014, FTI was required to provide its analysis through a written report to the Compensation Committee. In its report relating to 2014 compensation, FTI recommended, based on its review of the peer group analysis, current industry trends, existing employment agreements and other factors specifically related to the Company, the level of base and incentive cash bonus compensation to be set for each officer as well as the amount of equity awards to be granted to each officer (or, if applicable, concluded that the recommendations of the CEO with respect to such other officer’s compensation were reasonable and within peer group standards). The Compensation Committee considered the FTI recommendations and peer group analysis when determining base salaries and annual and long-term incentives.

In selecting the targeted peer group, the Company considers REITs based upon the following characteristics: (i) industry sector, (ii) market capitalization and (iii) peer group continuity from year to year. In 2014, the compensation consultants recommended, and the Compensation Committee approved, a peer group be comprised of companies based on the following methodology:

●	All companies within the peer group must be within 0.5x and 3.0x the size of the Company in terms of implied equity market capitalization and total enterprise value; and
●	The peer group must be comprised solely of REITs that invest in retail properties;

The peer group, which is closely scrutinized each and every year, was adjusted in 2014 to include Brixmor Property Group, Kite Realty Group Trust and Retail Opportunity Investments Corp. Also Digital Realty Trust, Highwoods Properties, Inc. and Saul Centers, Inc. were removed from the peer group for investing in properties outside of the retail sector. The following table provides the names and key information for each peer company at the time at which the Compensation Committee reviewed the peer group market data in October 2014.

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EXECUTIVE COMPENSATION

Company	Implied Equity Market Cap $ million	Total Enterprise Value $ million	Sector
Acadia Realty Trust	$1,807.9	$2,759.5	Shopping Centers
Brixmor Property Group, Inc.	5,947.3	11,998.4	Shopping Centers
CBL & Associates Properties, Inc.	3,621.4	9,028.0	Regional Malls
DDR Corp.	6,225.5	11,142.3	Shopping Centers
Equity One, Inc.	2,815.5	4,369.8	Shopping Centers
Federal Realty Investment Trust	8,481.3	9,140.5	Shopping Centers
Glimcher Realty Trust	1,989.6	3,482.3	Regional Malls
Kimco Realty Corporation	9,541.2	13,213.9	Shopping Centers
Kite Realty Group Trust	2,120.6	1,844.6	Shopping Centers
Macerich Company	10,109.5	13,746.1	Regional Malls
National Retail Properties, Inc.	4,684.1	5,825.1	Freestanding
Realty Income Corporation	9,868.7	12,549.9	Freestanding
Regency Centers Corporation	5,314.2	6,389.8	Shopping Centers
Retail Opportunity Investments Corp.	1,452.0	1,726.3	Shopping Centers
Taubman Centers, Inc.	6,680.8	8,972.8	Regional Malls
Weingarten Realty Investors	4,170.1	6,053.0	Shopping Centers
Tanger Factory Outlet Centers, Inc.	$3,484.9	$4,510.5	Outlet Centers

Determination of Compensation Consultant’s Objectivity. The Compensation Committee recognizes that it is essential to receive objective advice from its outside compensation consultant. As a result, the Compensation Committee does not allow the Company to engage FTI in matters unrelated to executive compensation as long as FTI serves in the capacity as the Compensation Committee’s independent compensation consultants.

Role of Management and the Chief Executive Officer in Setting Executive Compensation

On an annual basis, management considers market competitiveness,business results,experience and individual performance in evaluating executive compensation. Our CEO is actively engaged in setting compensation for other executives through a variety of means, including recommending for Compensation Committee approval the financial performance goals for his executive team. He works closely with the CFO in analyzing relevant market data to determine recommendations for base salary, annual bonus targets and equity compensation awards for our senior management. Targets are set in order to drive both annual performance and long-term value creation for shareholders. The CEO and CFO are subject to the same financial performance goals as the other officers, all of which are approved by the Compensation Committee. The Compensation Committee will consider, but is not bound by and does not always accept, the CEO and CFO’s recommendations with respect to executive compensation.

Fiscal Year 2014 Compensation

We believe that the following discussion more accurately reflects the annual decisions of the Compensation Committee with respect to our NEO’s compensation than the Summary Compensation Table presented on page 37 because our annual long-term equity incentive awards for a particular year are generally granted in February of the following year. Due to the SEC rules governing the disclosure of amounts in the Summary Compensation Table, we are required to present these grants as compensation for the year in which they were granted as opposed to the year for which they were earned.

The Compensation Committee received information from FTI and management in determining the specific amounts of compensation to be provided to the executive officers for fiscal 2014 performance. Among the factors considered for our executives generally, and for the NEOs in particular, are market competitiveness, company performance results, internal equity, past practice, experience and individual performance. There is no particular weight given to each factor, which may differ among individual NEOs, and instead is reviewed on a holistic basis.

Business results from the most recently completed fiscal year factor heavily in setting executive compensation. These results are reviewed and discussed by the Compensation Committee and its compensation consultants. The financial results against the targets approved by the Compensation Committee under our incentive compensation plans generally determine payouts under those plans for the fiscal year just ended. In addition, these results typically form the basis for setting performance targets for the next fiscal year. Based on the financial results presented by management, the Compensation Committee reviews the

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EXECUTIVE COMPENSATION

individual performance of the NEOs (other than the CEO) as reported by the CEO and approves their compensation for the current fiscal year.

In evaluating the performance of the CEO and setting his compensation, the Compensation Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the CEO’s working relationship with the Board. Overall, the Compensation Committee and the Board believe that the Company, under the CEO’s leadership in 2014, achieved superior financial results, as well as significant achievement on a broad range of non-financial goals.

Total Shareholder Return

We believe that the true value creation produced from an investment in real estate should be assessed over a long-term horizon and our strategy has focused on long-term value creation. Accordingly, the graph below compares the cumulative total return on our Common Shares over the past ten years to the cumulative return of comparable indices assuming a $100 investment on December 31, 2004, and assuming all dividends were reinvested. A $100 investment in the Company would have increased to $399 on December 31, 2014 and would have outperformed an investment in each index over the same period as detailed below.

Comparison of $100 Investment Over the Past Ten Years

December 31,	2004	2006	2008	2010	2012	2014
Tanger Factory Outlet Centers, Inc.	$100.00	$161.75	$168.33	$247.93	$350.36	$398.81
SNL US Equity REIT Index	$100.00	$151.99	$81.16	$134.81	$175.60	$232.21
SNL US Retail REIT Index	$100.00	$145.58	$66.89	$119.25	$168.66	$222.36
Russell 3000	$100.00	$122.80	$80.94	$121.47	$142.86	$214.75

Over the ten-year period ending December 31, 2014, we have delivered consistently positive returns to our shareholders. While over the shorter-term periods we have trailed our peers’ performance, we have meaningfully outperformed over the longer-term periods that our Compensation Committee focuses on, including being the top performer in our Executive Compensation Peer Group over the ten-year period. The chart below compares our TSR, as of December 31, 2014, to the index of equity REITs prepared by SNL Financial. The chart also shows where our total return performance ranked compared to our executive compensation peer group.

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EXECUTIVE COMPENSATION

Total shareholder return:	1 Year	3 Year	5 Year	7 Year	10 Year
Tanger Factory Outlet Centers, Inc.	19%	36%	119%	146%	299%
SNL Equity REIT Index	27%	59%	122%	82%	132%
Executive Compensation Peer Group Median	33%	69%	128%	73%	83%

Our compensation program is designed to link NEO pay with shorter-term operational performance and longer-term market performance. In 2014, our performance achievements included the following:

●

We expanded our portfolio of properties by nearly one million square feet in 2014, which represents expansion of over 7%. In addition, we currently have four development projects under construction scheduled to open in 2015, which will add an additional 1.4 million square feet, or 10%, capping one of the most rapid portfolio growth periods in our Company’s history.

●	Year-end occupancy within our consolidated portfolio equaled 98%, higher than any other mall REIT and marking the 34th consecutive year we have achieved a year-end occupancy rate at or above 95%.
●

For 2014, our FFO, adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, increased 5% as compared to the prior year. FFO represents income before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. For a further discussion of FFO and adjusted FFO, please see our 2014 Annual Report under the section “Management Discussion and Analysis of Financial Condition and Results of Operations-Supplemental Earnings Measures”.

●

Same center NOI grew 2.6%, marking the 10th consecutive year of same center NOI growth, dating back to 2005 when we first began tracking this metric. During this ten-year period, our same center NOI growth has averaged 3.9% annually.

●	We raised our quarterly cash dividend by 7% from $0.225 to $.240. This marked the 21st consecutive annual dividend increase since becoming a public company in May 1993.
●	Our year-end debt to total market capitalization ratio was best-in-class for mall REITs, at only 28%.
●

As of December 31, 2014, our consolidated portfolio of properties was 74% unencumbered in terms of gross book value, and we had no significant debt maturities until August 2018. We had $409.0 million, or 79%, unused capacity under our unsecured lines of credit, and our total market capitalization was approximately $5.2 billion at December 31, 2014, up 14% from the prior year.

●	Throughout the year, we maintained a strong interest coverage ratio, which was 4.09 times at year-end.

Actual Fiscal Year 2014 Compensation

Based on the peer group analysis and assessment of the Company’s performance, the Compensation Committee approved the following 2014 total compensation for each NEO:

Named Executive Officer	Performance Year		Salary	Annual Cash Incentives	Annual Grants of Restricted Common Shares(1)	OPP	Annualized Value of Employment Agreement Common Share Awards(2)	Other Compensation(3)	Total Direct Compensation
Mr. Tanger		2014	$800,000	$868,810	$3,768,550	$1,647,558	$1,144,633	$486,122	$8,715,673
CEO		2013	800,000	1,160,000	3,348,180	1,567,254	1,144,633	486,804	8,506,871
	%	Change	0%	(25.1)%	12.6%	5.1%	0.0%	(0.1)%	2.5%
Mr. Marchisello, Jr.		2014	$405,500	422,130	$1,927,500	$706,096	N/A	$170,689	$3,631,915
CFO		2013	405,500	514,985	1,758,640	671,680	N/A	166,242	3,517,047
	%	Change	0%	(18.0)%	9.6%	5.1%	N/A	2.7%	3.3%
Mr. McDonough		2014	$371,300	386,528	$1,927,500	$706,096	N/A	$119,612	$3,511,036
COO		2013	371,300	471,551	1,758,640	671,681	N/A	84,120	3,357,292
	%	Change	0%	(18.0)%	9.6%	5.1%	N/A	42.2%	4.6%
Mr. Perry		2014	$350,000	364,354	$771,000	$376,585	N/A	$42,542	$1,904,481
GC		2013	350,000	444,500	646,400	358,229	N/A	26,840	1,825,969
	%	Change	0%	(18.0)%	19.3%	5.1%	N/A	58.5%	4.3%
Ms. Morrison		2014	$259,284	271,050	$289,125	$125,773	N/A	$30,301	$975,533
SVP - Leasing		2013	254,200	271,200	253,650	119,643	N/A	27,143	925,836
	%	Change	2.0%	(0.1)%	14.0%	5.1%	N/A	11.6%	5.4%

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EXECUTIVE COMPENSATION

(1)	These amounts are different from the amounts set forth in the “2014 Summary Compensation Table,” due to the reporting requirements under applicable SEC rules relating to the timing of the recognition of equity-based compensation.
(2)	For Mr. Tanger, the amount includes the annualized value of the 45,000 fully vested Common Shares, 90,000 time-vesting Common Shares and the 90,000 performance-vesting Common Shares granted in connection with his February 2012 employment agreement.
(3)	For direct comparison purposes, excludes dividends paid during 2014 on unvested restricted Common Shares issued as a result of the conversion of notional units awarded under the 2010 Multi-Year Performance Plan.

Elements of Compensation

Historically, the Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses, annual long-term equity-based incentive compensation and outperformance awards. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy.

Within the framework of aligning total compensation with corporate and individual performance, the purpose of each of the components is as follows:

●	Annual base salaries are designed to provide the executive with competitive fixed pay at a level consistent with the individual’s job responsibilities relative to his or her peers.
●	Annual incentive cash bonuses are designed to incentivize management to achieve the Company’s strategic and financial goals for the fiscal year using a formulaic calculation.
●

Annual long-term equity incentives are structured to reward for prior year performance and support the retention of senior management, while subjecting recipients to the same market fluctuations as shareholders and thereby motivating management to create long-term shareholder value. The long-term equity incentives granted to executives are evaluated on an annual basis and the terms of the awards are considered relevant to the length of the employment contract and/or performance period.

●

Outperformance awards are designed to enhance the pay-for-performance structure and shareholder alignment, while motivating and rewarding senior management for superior TSR performance based on rigorous absolute and relative hurdles. The outperformance awards granted to executives are only earned based upon the achievement of predetermined absolute and relative TSR targets.

The Company seeks to maintain a competitive total compensation package that aligns the economic interest of the executives with that of shareholders while maintaining sensitivity to multiple factors including the Company’s fiscal year budget, annual accounting cost and the impact to share dilution.

Base Salary: Description and Analysis

Consistent with the Company’s philosophy of tying pay to performance, executives receive a significant percentage of their overall targeted compensation in a form other than base pay. Although the Compensation Committee does not set base salary levels equal to any specific percentile of base salaries paid to comparable officers in the targeted peer group, the NEOs are paid an amount in the form of base pay within the range of base salaries paid to comparable officers in the targeted peer group and sufficient to attract competent executive talent and maintain a stable management team.

For 2014, the Company kept base salaries flat from 2013 amounts for its executive officers, except for Ms. Morrison who received a 2% increase. The 2014 base salaries were as follows:

Named Executive Officer	2014 Base Salaries
Steven B. Tanger, CEO	$800,000
Frank C. Marchisello, Jr., CFO	405,500
Thomas E. McDonough, COO	371,300
Chad D. Perry, GC	350,000
Lisa J. Morrison, Senior Vice President - Leasing	259,284

After a review of base salaries and total cash compensation as compared to our executive compensation peer group, it was concluded that it would be appropriate to provide base salary increases of 3% for 2015 for each of our NEOs.

Each of the NEOs has an employment agreement with the Company that includes a provision whereby the executive’s base salary shall not be less than certain previous amounts. See “Employment Contracts” on page 44.

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EXECUTIVE COMPENSATION

Annual Cash Incentives: Description and Analysis

Incentive Cash Bonus Plan For Executive Officers

During 2014, all executive officers were eligible for an annual incentive cash bonus payment based upon achieving certain performance criteria during the year (referred to as the ‘Incentive Cash Bonus Plan’). The performance criteria were approved and set by the Compensation Committee in February 2014. The annual incentive cash bonus for a fiscal year is typically paid in the first quarter of the following year once the results for the year have been finalized.

Each executive’s annual incentive cash bonus amount is based upon Minimum, Threshold, Target and Maximum percentages of base salary. See the “2014 Grant of Plan-Based Awards” on page 39 for the dollar amounts payable under each of these categories. Generally, executives must be employed as of the last day of the year to receive payment under the annual Incentive Cash Bonus Plan for that year.

The Minimum, Threshold, Target and Maximum amounts for 2014 were as follows (as a percentage of base salary):

Named Executive Officer	Minimum	Threshold	Target	Maximum
Steven B. Tanger, CEO	75%	100%	125%	200%
Frank C. Marchisello, Jr., CFO	75%	100%	125%	170%
Thomas E. McDonough, COO	75%	100%	125%	170%
Chad D. Perry, GC	75%	100%	125%	170%
Lisa J. Morrison, Senior Vice President - Leasing	5%	15%	25%	35%	(1)

(1)	Ms. Morrison also participates in separate annual incentive cash bonus plans for leasing employees. See “Annual Incentive Plan for Leasing Employees” below. Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our leasing employees with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing team bonus plan in effect for that contract year. Ms. Morrison receives the higher of the bonus as calculated under the Company’s Incentive Cash Bonus Plan for executive officers or the bonus calculated under the terms of her employment contract, but not both.

The annual incentive cash bonuses payable to NEOs are based on the achievement of several company performance criteria that incentivize such officers to focus on the achievement of strategic and financial goals of the Company and for 2014 included the following measures:

Performance Criteria	CEO/ EVPs Weighting	Other Officers Weighting	Rationale for Including in Plan
FFO per share	25.0%	22.0%	Encourages focus on profitability as measured by the most frequently assessed REIT earnings measure.
Achievement of Strategic Objectives:

Seeks to reward management utilizing a balanced approach for executing the Company’s business plan by rewarding not just the executions of leases but also encouraging the renewal by existing tenants and the increase in rental rates with the goal of increasing shareholder value.

●Lease renewal rate	5.0%	4.4%
●Average increase in base rental rates:
upon lease renewals	5.0%	4.4%
leased to new tenants	5.0%	4.4%
●Average year-end occupancy rate	5.0%	4.4%
●Average increase in tenant sales	5.0%	4.4%
Financial Performance Targets:			Encourages focus on internal growth at existing portfolio and maintenance of leverage within acceptable levels.
●Percentage increase in same center net
operating income	10.0%	9.0%
●Consolidated Debt to Adjusted Total
Asset ratio	10.0%	9.0%
Total shareholder return:			Provides a direct linkage in the executive’s cash compensation to the annual return generated to the shareholders.
●One year performance relative to select
companies in Mall and Shopping Center
Equity REITs with a market capitalization of
at least $800 million	5.0%	4.0%
●Total shareholder return	5.0%	4.0%
Individual performance objectives	20.0%	30.0%	Represents indicators of the executive’s success in fulfilling his or her responsibilities to the Company and in executing its strategic business plan.

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For purposes of setting the performance levels for 2014, the CFO prepared for the Compensation Committee an analysis of, including for the criteria above, the actual performance levels achieved for the last three years and the average of the three year period as compared to the performance levels included in the operating and financial budgets approved by the Board for 2014. The Compensation Committee generally sets threshold levels for each criteria at or above the current year budget levels. The Compensation Committee may approve performance levels for the current year below the prior year performance levels when considering other factors outside management’s control. Some of the factors considered when setting the performance levels for 2014 included:

●

the expectation that current interest rates may rise, which would in turn effect the share price performance of REITs in general, and thus the share price appreciation we would be able to achieve during 2014;

●	the expectation that sales for 2014 would remain flat, given the then-current economic conditions, which would impact our ability to increase rental rates with spreads as high as 2013; and
●

the percentage of the portfolio coming up for renewal without contractual renewal obligations was much less than 2013, thus impacting our ability to generate above average increases in same center NOI.

At the time the individual performance objectives were set, the Compensation Committee believed the targets would be challenging and difficult, but achievable with significant effort and skill. The corporate performance criteria and the performance levels required under the incentive bonus for 2014 approved by the Compensation Committee, as compared to our level of achievement, are as follows:

	2014 Performance Levels				Actual
Performance Criteria	Minimum	Threshold	Target	Maximum	Results
FFO per share	$1.93	$1.94	$1.97	$2.00	$1.95
Achievement of Strategic Objectives:
●Lease renewal rate	93.0%	94.5%	95.5%	96.5%	91.4%
●Average increase in base rental rates:
upon lease renewals	8.0%	9.1%	11.0%	14.0%	15.9%
leased to new tenants	20.0%	21.8%	23.0%	26.0%	34.3%
●Average year-end occupancy rate	97.5%	98.0%	98.4%	98.7%	97.9%
●Average increase in tenant sales	0.5%	1.0%	2.0%	3.0%	1.2%
Financial Performance Targets:
●Percentage increase in same center net operating income	1.5%	2.1%	3.5%	4.0%	2.6%
●Consolidated Debt to Adjusted Total Asset Ratio	51.2%	50.2%	49.0%	48.0%	49.9%
Total shareholder return:
●One year performance relative to all Mall and Shopping	Top 50%	Top 40%	Top 30%	Top 20%	Top 80%
Center Equity REITS with a market capitalization of at
least $800 million
●Total shareholder return	5.0%	6.0%	7.0%	10.0%	18.6%
Individual performance objectives for the CEO and EVP’s	3 of 6	4 of 6	5 of 6	6 of 6	4 of 6
	objectives	objectives	objectives	objectives	objectives
Individual performance goals for other officers	2 of 5	3 of 5	4 of 5	5 of 5	various
	objectives	objectives	objectives	objectives

The Compensation Committee, at its discretion, may adjust the predetermined FFO targets to exclude significant charges which they believe are not indicative of the Company’s on-going operating performance. During November 2014, the Company completed a public offering of $250 million in senior notes due 2024. The notes bear interest at a rate of 3.75% and were priced to yield 3.819%. In December 2014, the net proceeds were used to redeem $250 million 6.15% senior notes due November 2015. The offering and redemption achieved the desired results of reducing our weighted average interest rate and extending the average maturity of our outstanding debt. However, we recorded a charge of approximately $13.1 million for the make whole premium related to the early redemption of the 2015 notes and also incurred approximately $324,000 in additional interest cost while both notes were outstanding. The Compensation Committee excluded from the calculation of actual FFO per share the make whole premium and the additional interest cost associated with the early redemption.

The Compensation Committee believes that these strategic and financial goals are key drivers in ultimately increasing the equity value of the Company and thus that these goals ultimately help align the interests of our NEOs and our shareholders. If minimum performance criteria targets are not met, no bonuses are paid. If maximum targets are met or exceeded, bonuses may be substantial but are capped as set forth in the table above.

In 2014, the Company surpassed some of the minimum performance levels but did not surpass all of the maximum performance levels. The individual performance objectives for each of Mr. Tanger, Mr. Marchisello, Mr. McDonough

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EXECUTIVE COMPENSATION

and Mr. Perry were to (1) open two new centers in the US or Canada, (2) open at least 100,000 square feet of expansion in the US or Canada, (3) begin construction on two new centers in the US or Canada, (4) enter into a contract to acquire one development site or one existing center, (5) increase comparable traffic by 2% in centers in which we have an ownership interest and (6) increase comparable foot traffic by 3% in centers in which we have an ownership interest. The Company met four of the six objectives during 2014. Ms. Morrison was assigned five separate individual goals, as set by Mr. Tanger after consultation with Ms. Morrison, which were directly related to achieving the Company’s strategic initiatives. Ms. Morrison met four of five goals.

The Compensation Committee determined it prudent to pay the bonuses earned by the executive officers during 2014 based on the achievement of the 2014 targets as set at the beginning of the year.

Annual Incentive Cash Bonus Plan for Leasing Employees

Ms. Morrison also participates in a separate incentive cash bonus plan designed to reward the Company’s leasing employees on an individual basis for successfully executing new leases and renewing existing leases with our tenants (referred to as “Leasing Commissions”), and on a team basis for reaching certain company goals with respect to achieving minimum overall occupancy rates, minimum renewal rate on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year (referred to as “Leasing Team Bonus”). Management believes it is desirable for all leasing employees to participate in this plan in order to provide incentives for maximizing and growing the Company’s revenues.

Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus with respect to Leasing Commissions equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our leasing employees with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing bonus plan in effect for that contract year. Ms. Morrison receives the higher of the bonus as calculated under the Company’s Incentive Cash Bonus Plan for executive officers or the bonus calculated under the terms of her employment contract, but not both. In 2014, Ms. Morrison received the bonus calculated under the terms of her employment contract, since such amount was higher than the bonus she would have received under our annual Incentive Cash Bonus Plan.

In addition, during 2014, Ms. Morrison was eligible to receive a Leasing Team Bonus up to $20,000 if all of the minimum targets were achieved, and then would receive an additional $1,000 for each percentage point achieved above the minimum performance levels, up to a maximum of $35,000.

Actual 2014 Annual Incentive Cash Bonuses

All annual incentive cash bonuses to named executive officers for 2014 were paid in accordance with the terms described above and the Company did not exercise any discretion to increase any such bonuses above the amount determined pursuant to the applicable formula. The actual cash incentives paid for 2014 performance were as follows:

Named Executive Officer	2014 Annual Cash Incentives	% Change from 2013
Steven B. Tanger, CEO	$868,810	(25.1)%
Frank C. Marchisello, Jr., CFO	422,130	(18.0)%
Thomas E. McDonough, COO	386,528	(18.0)%
Chad D. Perry, GC	364,354	(18.0)%
Lisa J. Morrison, Senior Vice President - Leasing	271,050	(0.1)%

Long-Term Incentives: Description and Analysis

Long term incentives are determined by the Compensation Committee based, in part, on peer group compensation practices combined with recommendations of management and the Compensation Committee. The Company’s long-term incentive compensation consists of equity-based awards under its Incentive Award Plan, either in the form of restricted Common Shares, options to acquire Common Shares at a predetermined price or performance awards. Equity-based awards deliver increased value only when the value of our Common Shares increases.

The Compensation Committee administers our Incentive Award Plan, which provides for the issuance of equity-based awards to our officers and employees. The Compensation Committee authorizes the awards to employees and establishes the terms and conditions of the awards under the Incentive Award Plan, as it deems appropriate.

Restricted Common Share Awards

The purpose of awarding restricted Common Shares is to align the interests of management with those of our shareholders. In setting the amounts and terms of the restricted Common Shares, the Compensation Committee considers the value of previous grants of restricted Common

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EXECUTIVE COMPENSATION

Shares and the total compensation expense recognized in the Company’s financial statements with respect to all previous grants of restricted Common Shares. However, the Compensation Committee does not necessarily limit the number of restricted Common Shares to be granted based on the total value or annual expense recognized in the financial statements because the Compensation Committees generally consider grants of restricted Common Shares to represent both an annual reward for individual and Company performance achieved for the most recently completed fiscal year as well as a longer-term incentive for future performance. Restricted Common Shares are generally granted during the first quarter of the current year once the results from the previous year are finalized.

Based on the foregoing considerations, including the TSR and operational performance highlighted on page 25, in February 2015, the Compensation Committee approved the following annual long-term incentives for 2014:

Named Executive Officer	2014 Annual Long-Term Incentives	% Change from 2013
Steven B. Tanger, CEO	$3,768,550	12.6%
Frank C. Marchisello, Jr., CFO	1,927,500	9.6%
Thomas E. McDonough, COO	1,927,500	9.6%
Chad D. Perry, GC	771,000	14.0%
Lisa J. Morrison, Senior Vice President - Leasing	289,125	14.0%

The restricted Common Shares were granted to the named executive officers for 2014 performance in February 2015. Such awards vest and the restrictions cease to apply with respect to twenty percent of the Common Shares underlying each award on February 15 of each year over a five-year period, beginning on February 15, 2016. For the CEO, the restricted Common Shares granted for 2014 performance include additional restrictions under which the vested Common Shares cannot be sold for an additional three years following each vesting date.

In addition, in February 2014, the Compensation Committee approved the following annual long-term incentives based on Company performance achieved for 2013:

Named Executive Officer	2013 Annual Long-Term Incentives	% Change from 2012
Steven B. Tanger, CEO	$3,348,180	(3.3)%
Frank C. Marchisello, Jr., CFO	1,758,640	17.3%
Thomas E. McDonough, COO	1,758,640	17.3%
Chad D. Perry, GC	676,400	17.3%
Lisa J. Morrison, Senior Vice President - Leasing	253,650	(6.2)%

The restricted Common Shares were granted to the named executive officers for 2013 performance in February 2014. Such awards vest and the restrictions cease to apply with respect to twenty percent of the Common Shares underlying each award on February 28 of each year over a five-year period, beginning on February 28, 2015. For the CEO, the restricted Common Shares granted for 2013 performance include additional restrictions under which the vested Common Shares cannot be sold for an additional three years following each vesting date.

Dividends are paid on all restricted Common Shares whether vested or unvested. The Compensation Committee believes that restricted Common Share grants with time-based vesting features provide the desired incentive to increase the Company’s share price and, therefore, the value for our shareholders over a five-year period. If the Company has poor relative performance that results in poor shareholder returns, then the value of the restricted Common Shares, and likewise the executive’s total compensation, will be reduced. If the Company has superior relative performance that results in superior shareholder returns, then the value of the restricted Common Shares, and likewise the executive officer’s total compensation, will be significantly increased.

The Company measures the grant date fair value under FASB ASC 718 of all restricted Common Share awards with time-based vesting features based on the provisions of the Incentive Award Plan. Under those provisions, fair value is considered to be the closing price of our Common Shares on the last trading day prior to the grant date, except for the restricted Common Shares granted in 2015 and 2014 that are subject to additional restrictions on sale after vesting described above which were discounted per FASB ASC 718 by 15% and 17.5%, respectively.

Common Share Option Awards

Options have not been utilized as a means of executive compensation since 2004. The Compensation Committee does consider them, however, as a potential form of compensation and includes them in its annual assessment of executive compensation. The Compensation Committee decided that no options should be awarded to the executive officers for 2014 since all of the executive officers were being awarded restricted Common Shares. However, the Compensation Committee approved the issuance in January 2014 of an aggregate of 282,500 options to certain non-executive employees who had been employed with the Company for at least 1 year.

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EXECUTIVE COMPENSATION

When awarded, options are granted with an exercise price equal to the fair market value of our Common Shares. Under the terms of the Incentive Award Plan, the fair market value of our Common Shares is considered to be the closing price on the last trading day prior to the grant date. The Company does not backdate options, grant options retroactively, or coordinate grants of options so that they are made before announcements of favorable information, or after announcements of unfavorable information.

2014 Outperformance Plan

During February 2014, the Compensation Committee approved the general terms of the Tanger Factory Outlet Centers, Inc. 2014 OPP which provides for the grant of performance awards under the Incentive Award Plan. Under the 2014 OPP, the Company has granted an aggregate of 329,700 notional units to award recipients, which may convert, subject to the achievement of the goals described below, into a maximum of 329,700 restricted Common Shares based on the Company’s absolute Common Share price appreciation and its Common Share price appreciation relative to its peer group, over the three-year measurement period from January 1, 2014 through December 31, 2016. The maximum number of restricted Common Shares will be earned under the 2014 OPP if the Company both (a) achieves 35% or higher Common Share price appreciation, inclusive of all dividends paid, over the three-year measurement period and (b) is in the 70th or greater percentile of its peer group for TSR over the three-year measurement period. The Company expects that the maximum value of the awards, if the Company achieves or exceeds the 35% Common Share price appreciation and is in the 70th or greater percentile of its peer group for TSR over the three-year measurement period, will equal approximately $14.25 million.

Listed below is the maximum number of restricted Common Shares that each of the Company’s named executive officers will be eligible to receive upon achieving both goals discussed above at the conclusion of the performance period:

Named Executive Officer	Maximum Award	Maximum Potential Value(1)	Grant Date Value(2)
Steven B. Tanger, CEO	112,000	$4,840,640	1,647,558
Frank C. Marchisello, Jr., CFO	48,000	2,074,560	706,096
Thomas E. McDonough, COO	48,000	2,074,560	706,096
Chad D. Perry, GC	25,600	1,106,432	376,585
Lisa J. Morrison, Senior Vice President - Leasing	8,550	369,531	125,773

(1)	Represents the maximum number of restricted Common Shares to be issued multiplied by the maximum value per share of $43.22 per share.
(2)	Represents the notional units granted under the plan multiplied by the grant date fair value of $14.71. The grant date fair value was based on probable performance outcomes computed in accordance with FASB ASC 718.

Any restricted Common Shares earned on December 31, 2016 are also subject to a time based vesting schedule. 50% of the restricted Common Shares will vest on January 2, 2017 and the remaining 50% will vest on January 2, 2018, contingent upon continued employment with the Company through the vesting dates.

With respect to 70% of the notional units (which are convertible into up to 230,790 restricted Common Shares) earned based on absolute TSR performance, the following hurdles must be achieved over the three-year measurement period:

TSR Performance	% of Award Earned	Units Convertible into Restricted Common Shares
25%, including Common Share price appreciation and all dividends	33.333%	76,930
30%, including Common Share price appreciation and all dividends	66.667%	153,860
35%, including Common Share price appreciation and all dividends	100%	230,790

With respect to 30% of the notional units (which are convertible into up to 98,910 restricted Common Shares) earned based on relative TSR performance, the following hurdles must be achieved:

TSR Performance	% of Award Earned	Units Convertible into Restricted Common Shares
50th percentile of the peer group based on the SNL Equity REIT Index	33.333%	32,970
60th percentile of the peer group based on the SNL Equity REIT Index	66.667%	65,940
70th percentile of the peer group based on the SNL Equity REIT Index	100%	98,910

The notional units will convert on a pro-rata basis by linear interpolation between Common Share price appreciation thresholds, both for absolute and relative Common Share price appreciation. The Common Share price targets will be reduced on a penny-for-penny basis with respect to any dividend payments made during the measurement period.

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EXECUTIVE COMPENSATION

The notional units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions. If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period. Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were earned, whether vested or unvested.

2015 Outperformance Plan

During February 2015, the Compensation Committee approved the general terms of the Tanger Factory Outlet Centers, Inc. 2015 Outperformance Plan (the “2015 OPP”) which provides for the grant of performance awards under the Incentive Award Plan. Under the 2015 OPP, the Company has granted an aggregate of 306,600 notional units to award recipients, which may convert, subject to the achievement of the goals described below, into a maximum of 306,600 restricted Common Shares based on the Company’s absolute Common Share price appreciation and its Common Share price appreciation relative to its peer group, over the three-year measurement period from January 1, 2015 through December 31, 2017. The maximum number of restricted Common Shares will be earned under the 2015 OPP if the Company both (a) achieves 35% or higher Common Share price appreciation, inclusive of all dividends paid, over the three-year measurement period and (b) is in the 70th or greater percentile of its peer group for TSR over the three-year measurement period. The Company expects that the maximum value of the awards, if the Company achieves or exceeds the 35% Common Share price appreciation and is in the 70th or greater percentile of its peer group for TSR over the three-year measurement period, will equal approximately $14.5 million.

Listed below is the maximum number of restricted Common Shares that each of the Company’s named executive officers will be eligible to receive upon achieving both goals discussed above at the conclusion of the performance period:

Named Executive Officer	Maximum Award	Maximum Potential Value(1)	Grant Date Value(2)
Steven B. Tanger, CEO	103,000	$4,870,870	$1,632,550
Frank C. Marchisello, Jr., CFO	44,000	2,080,760	697,400
Thomas E. McDonough, COO	44,000	2,080,760	697,400
Chad D. Perry, GC	24,000	1,134,960	380,400
Lisa J. Morrison, Senior Vice President - Leasing	7,850	371,227	124,423

(1)	Represents the maximum number of restricted Common Shares to be issued multiplied by the maximum value per share of $47.29 per share.
(2)	Represents the notional units granted under the plan multiplied by the grant date fair value of $15.85. The grant date fair value was based on probable performance outcomes computed in accordance with FASB ASC 718.

Any restricted Common Shares earned on December 31, 2017 are also subject to a time based vesting schedule. 50% of the restricted Common Shares will vest on January 2, 2018 and the remaining 50% will vest on January 2, 2019, contingent upon continued employment with the Company through the vesting dates.

With respect to 60% of the notional units (which are convertible into up to 183,960 restricted Common Shares) earned based on absolute TSR performance, the following hurdles must be achieved over the three-year measurement period:

TSR Performance	% of Award Earned	Units Convertible into Restricted Common Shares
25%, including Common Share price appreciation and all dividends	33.333%	61,320
30%, including Common Share price appreciation and all dividends	66.667%	122,640
35%, including Common Share price appreciation and all dividends	100.00%	183,960

With respect to 40% of the notional units (which are convertible into up to 122,640 restricted Common Shares) earned based on relative TSR performance, the following hurdles must be achieved:

TSR Performance	% of Award Earned	Units Convertible into Restricted Common Shares
50th percentile of the peer group based on the SNL Equity REIT Index	33.333%	40,880
60th percentile of the peer group based on the SNL Equity REIT Index	66.667%	81,760
70th percentile of the peer group based on the SNL Equity REIT Index	100.00%	122,640

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EXECUTIVE COMPENSATION

The notional units will convert on a pro-rata basis by linear interpolation between Common Share price appreciation thresholds, both for absolute and relative Common Share price appreciation. The Common Share price targets will be reduced on a penny-for-penny basis with respect to any dividend payments made during the measurement period.

The notional units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions. If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period. Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were earned, whether vested or unvested.

Achievement of Performance-Based Long-Term Incentives

Approximately 24% of the compensation of our CEO and 20% of the compensation of other NEOs represents at-risk performance-based long-term incentives subject to the achievement of TSR performance. The following table summarizes the Company’s performance-based long-term incentives since 2012:

Program	Performance Period	TSR Performance Requirements	Status
CEO Performance-Based Employment Agreement Awards	2012	8% annual TSR	Mr. Tanger earned 18,000 Common Shares based on our 2012 return of 19.80%.
CEO Performance-Based Employment Agreement Awards	2013	8% annual TSR	Mr. Tanger did not earn 18,000 Common Shares based on our 2013 return of (4.01)%.
CEO Performance-Based Employment Agreement Awards	2014	8% annual TSR	Mr. Tanger earned 18,000 Common Shares based on our 2014 return of 18.59%.
2013 Outperformance Plan (the “2013 OPP”)	2013-2015	Absolute TSR between 25% and 35% over a 3-year period Relative TSR between the 50th and 70th percentile	Results will be determined after December 31, 2015 but, based on current results through December 31, 2014, participants are expected to earn 0% under the absolute component and 0% under the relative component.
2014 Outperformance Plan	2014-2016	Absolute TSR between 25% and 35% over a 3-year period Relative TSR between the 50th and 70th percentile	Results will be determined after December 31, 2016 but, based on current results through December 31, 2014, participants are expected to earn approximately 100% under the absolute component and 0% under the relative component.

Retirement Benefits

The Company generally does not provide any retirement benefits to its executive officers, other than matching a portion of employee contributions to our 401(k) plan. Employee contributions are matched by us at a rate of compensation to be determined annually at our discretion. This benefit is generally available to all employees of the Company.

Perquisites

The Company does not provide significant perquisites or personal benefits to executive officers, except that Mr. Tanger was provided with a monthly car allowance of $800 in 2014. In addition, the Company paid a total of $44,436 for premiums on life insurance policies for Mr. Tanger during 2014.

The Company owns a corporate airplane which is used for executive travel. The Company makes such aircraft available for Mr. Tanger’s personal use at no incremental cost to the Company.

Employment Contracts and Change in Control

The Company’s business is competitive and the Compensation Committee believes that it is extremely desirable for the Company to maintain employment contracts with its senior executives. The employment contracts generally provide for severance pay if the executive terminates his or her employment for Good Reason or is terminated by the Company without Cause, as those terms are defined in each agreement. The severance arrangements provided in the contracts are designed to promote stability and continuity of senior management. For all named executive officers, except for Mr. Tanger, the employment contracts consider a Change- in-Control as a reason for an executive to terminate his or her employment, and thus would entitle him or her to certain severance pay. Our Compensation Committee believes it is fair to provide severance protection and accelerated vesting of certain equity grants upon a Change-in-Control. Very often, senior executives lose their jobs in connection with a Change-in-Control. By agreeing up-front to provide severance benefits and accelerated vesting of certain equity grants in the event of a Change-in-Control, our Compensation Committee believes we can reinforce and encourage the

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EXECUTIVE COMPENSATION

continued attention and dedication of senior executives to their assigned duties without distraction in the face of an actual or threatened Change-in-Control and ensure that management is motivated to negotiate the best acquisition consideration for our shareholders.

The Company currently has employment contracts with each of the NEOs listed in the Summary Compensation Table on page 37 of this Proxy Statement. See “Employment Contracts” on page 44 in this Proxy Statement.

Governance Policies Relating to Compensation

Minimum Ownership Guidelines

The Company’s Board of Directors expects all non-employee directors, the CEO, the CFO, the COO and the GC to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of shareholders. Accordingly, the Board has established equity ownership guidelines for non-employee directors, the CEO, CFO, COO and GC. Non-employee directors are required to hold 5,000 Common Shares. Newly elected non-employee directors have three years following their election to the Board to meet the share ownership guidelines. The executives are required to hold Common Shares with a value equivalent to a multiple of their salary as listed in the table below:

Title	Multiple
CEO	10 x Base Salary
CFO	3 x Base Salary
COO	3 x Base Salary
GC	3 x Base Salary

The executives have five years following their appointment to meet the share ownership guidelines. Vested and unvested restricted Common Shares count toward the equity ownership guidelines. All non-employee directors and the executives, except for Mr. Citrin, who joined the Board in July 2014, met the share ownership guidelines as of December 31, 2014.

Clawback Policy

The Board has established a clawback policy applicable to our executive officers. The policy allows for the recoupment of incentive awards in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, as a result of intentional misconduct, fraud or gross negligence. Each executive officer may be required to reimburse the Company for any incentive awards made after January 1, 2013 on the basis of having met or exceeded specific performance levels, under these circumstances.

Anti-Hedging Policy

The Board has established an anti-hedging policy applicable to our executive officers and directors. The policy prohibits any director or executive officer of the Company from trading in puts, calls, options or other derivative securities based on the Company’s securities. In addition, certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a shareholder to lock in much of the value of his or her holdings, often in exchange for all or part of the potential upside appreciation in the share holdings. These transactions allow the shareholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the company’s other shareholders. Therefore, directors and executive officers may not engage in any such transactions with respect to the Common Shares owned.

Anti-Pledging Policy

In February 2015, the Board adopted an anti-pledging policy applicable to our executive officers, directors and employees. The Board believes that pledging securities of the Company as collateral for margin loans or other transactions raises potential risks to shareholder value, particularly if the pledge is significant. Under this policy, officers, directors and employees of the Company may not margin, or agree or offer to margin, the Company’s securities as collateral for a loan obligation. Similarly, officers, directors and employees of the Company may not pledge, or agree or offer to pledge, the Company’s securities (or a right to receive the Company’s securities) as collateral for a loan or other obligation. These prohibitions do not apply to any broker-assisted cashless exercise of equity awards. In addition, these prohibitions do not apply to a margin or pledge of securities to the extent such margin or pledge was in effect prior to February 10, 2015; provided, that no additional Company securities may be added to any such pre-existing pledge on or after February 10, 2015.

An exception to the prohibitions in this policy may be granted by the disinterested members of the Board in their sole discretion where a person covered by this policy wishes to pledge the Company’s securities as collateral for a loan (not including margin debt) and demonstrates to the satisfaction of the disinterested members of the Board, the financial capacity to repay the loan without resort to the pledged securities.

Mandatory Holding Period

Restricted Common Shares granted to the CEO in February 2014 and February 2015 include both a five-year vesting period and also have a mandatory holding period under which the CEO cannot sell his vested Common Shares for an additional three years following each vesting date.

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EXECUTIVE COMPENSATION

Deductibility of Executive Compensation and Other Tax Considerations

Subject to certain limited exemptions, Section 162(m) of the Code denies an income tax deduction to any publicly held corporation for compensation paid to a “covered employee” (which is defined as the chief executive officer and each of the Company’s other three most highly compensated officers, excluding the chief financial officer) to the extent that such compensation in any taxable year of the employee exceeds $1 million. In addition to salaries, bonuses payable to the Company’s executives under their present employment contracts and compensation attributable to the exercise of options and other share-based awards that may be granted under the Incentive Award Plan constitute compensation subject to the Section 162(m) limitation. The Incentive Award Plan permits, but does not require, share-based awards to qualify as “performance-based compensation” that is exempt from application of the Section 162(m) limitation. It is the Company’s policy to take account of the implications of Section 162(m) among all factors reviewed in making compensation decisions. However, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible if it determines that an award is consistent with its philosophy and is in the Company’s and the shareholders’ best interests. Accordingly, some portion of the compensation paid to a Company executive may not be tax deductible by the Company under Section 162(m). The Compensation Committee may, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Section 280G, Section 4999 and Section 409A of the Code (“Section 409A”) impose certain taxes under specified circumstances. Section 280G and Section 4999 provides that any executives, directors who hold significant shareholder interests, and certain other service providers could be subject to significant additional taxes if they receive certain payments or benefits in connection with a change in control of the Company, and that the Company could lose a deduction on the amounts subject to additional tax. The Company has no policy or commitment to provide any executive or director with any gross-up or other reimbursement for tax amounts that such executive or director might pay pursuant to these laws, and each named executive officer’s employment contract provides for a cutback of amounts payable in order to avoid such additional taxes. Section 409A imposes additional significant taxes in the event that an executive, director or other service provider receives deferred compensation that does not meet the requirements of Section 409A. The impact of Section 409A is considered by the Compensation Committee and the Company’s executive plans and programs are generally intended to be designed to comply with or be exempt from Section 409A in order to avoid potential adverse tax consequences that may result from noncompliance.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Allan L. Schuman (Chair)
William G. Benton
Thomas J. Reddin
Thomas E. Robinson
Bridget M. Ryan-Berman

36	Notice of Annual Meeting of Shareholders and Proxy Statement

2014 SUMMARY COMPENSATION TABLE

The following table shows information concerning the annual compensation for services provided by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executives for each of the fiscal years ended December 31, 2014, 2013, and 2012:

Name and Principal position	Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Steven B. Tanger President and Chief Executive Officer	2014	$800,000	$—	$4,995,558	$868,810	$901,918	(3)	$7,566,286
	2013	800,000	—	5,028,054	1,160,000	486,804	(3)	7,474,858
	2012	800,000	—	9,971,163	1,390,000	488,446	(3)	12,649,609
Frank C. Marchisello, Jr. Executive Vice President and Chief Financial Officer	2014	$405,500	$—	$2,464,736	$422,130	$350,867	(4)	$3,643,233
	2013	405,500	—	2,171,360	514,985	166,242	(4)	3,258,087
	2012	405,500	—	1,829,000	609,872	158,796	(4)	3,003,168
Thomas E. McDonough Executive Vice President and Chief Operating Officer	2014	$371,300	$—	$2,464,736	$386,528	$119,612	(5)	$3,342,176
	2013	371,300	—	2,171,360	471,551	84,120	(5)	3,098,331
	2012	371,300	—	885,000	558,435	49,200	(5)	1,863,935
Chad D. Perry Executive Vice President and General Counsel	2014	$350,000	$—	$1,052,985	$364,354	$42,452	(6)	$1,809,791
	2013	350,000	—	935,029	444,500	26,840	(6)	1,756,369
	2012	350,000	—	—	526,400	6,612	(6)	883,012
Lisa J. Morrison Senior Vice President, Leasing	2014	$259,284	$—	$379,423	$271,050	$71,881	(7)	$981,638
	2013	254,200	—	390,018	271,200	27,143	(7)	942,561
	2012	254,200	—	221,250	338,632	25,605	(7)	839,687

(1)	The amounts in this column represent the grant date fair value of restricted Common Shares awarded in each respective year, and for 2014 and 2013, the grant date fair value of notional units granted under the 2014 and 2013 Outperformance Plans. A discussion of the assumptions used in calculating these values may be found in Note 17 to our 2014 consolidated financial statements on pages F-44 to F-47 of our 2014 Annual Report, Note 16 to our 2013 audited consolidated financial statements on pages F-40 to F-43 of our 2013 Annual Report, and Note 16 to our 2012 audited consolidated financial statements on pages F-37 to F-39 of our 2012 Annual Report, respectively. With respect to the awards granted under the 2014 and 2013 Outperformance Plans, the grant date fair values were based on probable performance outcomes. The grant date fair value for the 2014 awards, assuming that the highest level of performance conditions will be achieved, was $4.8 million for Mr. Tanger, $2.1 million for Mr. Marchisello and Mr. McDonough, $1.1 million for Mr. Perry, and $370,000 for Ms. Morrison. The grant date fair value for the 2013 awards, assuming that the highest level of performance conditions will be achieved, was $4.7 million for Mr. Tanger, $2.0 million for Mr. Marchisello and Mr. McDonough, $1.1 million for Mr. Perry, and $359,000 for Ms. Morrison.
(2)	Amounts shown consist of payouts under our annual Incentive Cash Bonus Plan earned during the fiscal year but paid in the first quarter of the following fiscal year; except that, with respect to Ms. Morrison, the amounts shown reflect (1) the bonus calculated under the terms of her employment contract, since such amount was higher than the bonus she would have received under our annual Incentive Cash Bonus Plan and (2) a separate bonus she earned as a result of her leasing team reaching certain goals with respect to achieving minimum overall occupancy rates, minimum renewal rate on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year.
(3)	Mr. Tanger’s other compensation during 2014, 2013 and 2012 includes a car allowance of $9,600 each year and reimbursement of term life insurance premiums totaling $44,436 for each year, as per the terms of his employment contract. In addition, Mr. Tanger’s other compensation includes dividends paid on unvested restricted Common Shares of $837,482 during 2014, $422,568 during 2013 and $394,524 during 2012, a Company match under an employee 401(k) plan of $10,400 during 2014, $10,200 during 2013 and $10,000 during 2012, and reimbursement for legal services incurred in connection with Mr. Tanger’s amended and restated employment agreement of $29,886 in 2012.
(4)	Mr. Marchisello’s other compensation represents dividends paid on unvested restricted Common Shares of $340,467 during 2014, $156,042 during 2013 and $148,796 during 2012, as well as a Company match under an employee 401(k) plan of $10,400 during 2014, $10,200 during 2013, and $10,000 during 2012.

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2014 SUMMARY COMPENSATION TABLE

(5)	Mr. McDonough’s other compensation represents dividends paid on unvested restricted Common Shares of $109,212 during 2014, $73,920 during 2013 and $39,200 during 2012, as well as a Company match under an employee 401(k) plan of $10,400 during 2014, $10,200 during 2013, and $10,000 during 2012.
(6)	Mr. Perry’s other compensation represents dividends paid on unvested restricted Common Shares of $33,255 during 2014, $17,040 during 2013 and $4,150 during 2012, as well as a Company match under an employee 401(k) plan of $9,197 during 2014, $9,800 during 2013, and $2,462 during 2012.
(7)	Ms. Morrison’s other compensation represent dividends paid on unvested restricted Common Shares of $61,790 during 2014, $18,068 during 2013, and $15,805 during 2012, as well as a Company match under an employee 401(k) plan of $10,091 during 2014, $9,076 during 2013, and $9,800 during 2012.

38	Notice of Annual Meeting of Shareholders and Proxy Statement

2014 GRANT OF PLAN-BASED AWARDS

The following table summarizes grants of plan-based awards made to named executive officers in the year ended December 31, 2014:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Share Awards: Number of Common Shares or Units (#)(4)	Grant Date Fair Value of Equity Awards ($)(1)
Name	Grant Date(1)	Minimum ($)	Threshold ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
Steven B.	2/11/2014					—	—	—	120,000	$3,348,000
Tanger	2/11/2014					37,333	74,667	112,000		1,647,558
		$600,000	$800,000	$1,000,000	$1,600,000
Frank C.	2/11/2014					—	—	—	52,000	$1,758,640
Marchisello, Jr.	2/11/2014					16,000	32,000	48,000		706,096
		$304,125	$405,500	$506,875	$689,350
Thomas E.	2/11/2014					—	—	—	52,000	$1,758,640
McDonough	2/11/2014					16,000	32,000	48,000		706,096
		$278,475	$371,300	$464,125	$631,210
Chad D.	2/11/2014					—	—	—	20,000	$676,400
Perry	2/11/2014					8,533	17,067	25,600		376,585
		$262,500	$350,000	$437,500	$595,000
Lisa J.	2/11/2014					—	—	—	7,500	$253,650
Morrison(5)	2/11/2014					2,850	5,700	8,550		125,773
		$12,964	$38,893	$64,821	$90,749
					259,284
				20,000	35,000

(1)	The grant date is considered to be the date the equity-based awards were approved by the Compensation Committee. Under the terms of our Incentive Award Plan, the grant date fair value for restricted Common Share awards is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which for the February 11, 2014 awards, except for Mr. Tanger, was $33.82. The grant date value of Mr. Tanger’s 2014 award, which is subject to additional restrictions on sale after vesting, was discounted per FASB ASC 718 by 17.5%. A discussion of the assumptions used in calculating the grant date fair value of notional units granted under the 2014 Outperformance Plan may be found in Note 17 to our 2014 consolidated financial statements on pages F-44 to F-47 of our 2014 Annual Report. With respect to the awards granted under the 2014 Outperformance Plan, the grant date fair value was based on probable performance outcomes.

(2)	These columns show the range of estimated payouts targeted for 2014 performance under our annual Incentive Cash Bonus Plan for our executive officers as described in the section titled “Annual Cash Incentives-Description and Analysis” in the Compensation Discussion and Analysis. The actual cash bonus payment made in 2015 for 2014 performance, based on the metrics described, amounted to 108.6% of base salary for Mr. Tanger, and 104.1% of base salary for Mr. Marchisello, Mr. McDonough and Mr. Perry.

(3)	These columns show the amount of potential restricted Common Shares to be converted from notional units under the 2014 OPP. The notional units convert based on the Company’s absolute share price appreciation (or total shareholder return) and its share price appreciation relative to its peer group, over a three year measurement period from January 1, 2014 through December 31, 2016. A discussion of this plan and the share price appreciation goals can be found in the section entitled “Compensation and Discussion Analysis - 2014 Outperformance Plan” above.

(4)	Restricted Common Shares granted under our Incentive Award Plan are described in the Outstanding Equity Awards at Fiscal Year-End Table below. Dividends are paid on unvested restricted Common Shares.

(5)	The amounts shown in this row under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” columns includes the amounts Ms. Morrison was eligible to receive under our annual Incentive Cash Bonus Plan, the terms of her employment contract, and a separate bonus based on leasing team goals. Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our employees who are leasing employees who report to her. Ms. Morrison receives the higher of the bonus as calculated under our annual Incentive Cash Bonus Plan or the bonus calculated under the terms of her employment contract, but not both. Ms. Morrison received a cash bonus of $259,050 in 2015 for 2014 performance based on the terms of her employment contract and did not receive a bonus under our annual Incentive Cash Bonus Plan. In addition, Ms. Morrison received $12,000 as a separate bonus she earned as a result of her leasing team reaching certain goals with respect to achieving minimum overall occupancy rates, minimum renewal rates on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year. Under this plan for 2014, Ms. Morrison could receive up to $20,000 if the minimum targets were achieved, and then would receive an additional $1,000 for each percentage point achieved above the minimum target levels, up to a maximum total award of $35,000.

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OUTSTANDING EQUITY AWARDS AT
YEAR END 2014

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2014:

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(1)		Market Value of Shares or Units That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Steven B.	—	—	—	—	28,800	(3)	$1,064,448
Tanger					57,600	(4)	2,128,896
					86,400	(5)	3,193,344
					54,000	(6)	1,995,840
					18,000	(7)	665,280	54,000		$1,995,840
					96,000	(8)	3,548,160
					120,000	(9)	4,435,200
								37,333	(10)	1,379,840
								37,333	(11)	1,379,840
Frank C.	—	—	—	—	12,400	(3)	$458,304
Marchisello, Jr.					24,800	(4)	916,608
					37,200	(5)	1,374,912
					41,600	(8)	1,537,536
					52,000	(9)	1,921,920
								16,000	(10)	$591,360
								16,000	(11)	591,360
Thomas E.	—	—	—	—	2,000	(12)	$73,920
McDonough					8,000	(4)	295,680
					18,000	(5)	665,280
					41,600	(8)	1,537,536
					52,000	(9)	1,921,920
								16,000	(10)	$591,360
								16,000	(11)	591,360

40	Notice of Annual Meeting of Shareholders and Proxy Statement

OUTSTANDING EQUITY AWARDS AT YEAR END 2014

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(1)		Market Value of Shares or Units That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Chad D. Perry	—	—	—	—	2,000	(13)	$73,920
					16,000	(8)	591,360
					20,000	(9)	739,200
								8,533	(10)	$315,392
								8,533	(11)	$315,392

Lisa J. Morrison	—	—	—	—	1,200	(3)	$44,352
					2,400	(4)	88,704
					4,500	(5)	166,320
					6,000	(8)	221,760
					7,500	(9)	277,200
								2,850	(10)	$105,336
								2,850	(11)	$105,336

(1)	Represents portion of restricted Common Shares that vest based on rendering service over a specific period of time.
(2)	Based on the closing price of our Common Shares on December 31, 2014 of $36.96.
(3)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2011, 2/28/2012, 2/28/2013, 2/28/2014 and 2/28/2015.
(4)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2012, 2/28/2013, 2/28/2014, 2/28/2015 and 2/28/2016.
(5)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2013, 2/28/2014, 2/28/2015, 2/28/2016 and 2/28/2017.
(6)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 1/01/2013, 1/01/2014, 1/01/2015, 1/01/2016 and 1/01/2017.
(7)	Restricted Common Shares vest at a rate of 20% per year, subject to satisfaction of performance criteria for the applicable year, with vesting dates, if earned, of 3/31/2013, 3/31/2014, 3/31/2015, 3/30/2016 and 3/31/2017. If shares are not earned on an applicable vesting date based on performance through such date, such restricted Common Shares remain eligible to vest on 3/31/17 upon satisfaction of cumulative performance criteria.
(8)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2014, 2/28/2015, 2/28/2016, 2/28/2017 and 2/28/2018.

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OUTSTANDING EQUITY AWARDS AT YEAR END 2014

(9)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2015, 2/28/2016, 2/28/2017, 2/28/2018 and 2/28/2019.
(10)	Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2013 OPP assuming for purposes of this discussion that the Company achieves its minimum levels of absolute and relative share price appreciation over the three year performance period ending December 31, 2015. Restricted Common Shares earned will vest 50% on January 4, 2016 and 50% on January 3, 2017.
(11)	Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2014 OPP assuming for purposes of this discussion that the Company achieves its minimum levels of absolute and relative share price appreciation over the three year performance period ending December 31, 2016. Restricted Common Shares earned will vest 50% on January 2, 2017 and 50% on January 2, 2018.
(12)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 8/23/2011, 8/23/12/2012, 8/23/2013, 8/23/2014 and 8/23/2015.
(13)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 12/12/2012, 12/12/2013, 12/12/2014, 12/12/2015 and 12/12/2016.

42	Notice of Annual Meeting of Shareholders and Proxy Statement

OPTION EXERCISES AND COMMON
SHARES VESTED IN 2014

The following table summarizes the option exercises and the vesting of restricted Common Share awards for each of our named executive officers for the year ended December 31, 2014:

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Steven B. Tanger	—	—	592,396	$21,727,937
Frank C. Marchisello, Jr.	—	—	249,465	9,184,793
Thomas E. McDonough	—	—	22,400	764,748
Chad D. Perry	—	—	5,000	173,570
Lisa J. Morrison	—	—	50,600	1,881,792

(1)	Amounts reflect the closing market price on the day prior to the vesting date in accordance with the terms of our Incentive Award Plan.

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EQUITY COMPENSATION PLAN
INFORMATION

The following table provides information as of December 31, 2014 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)(2)
Equity compensation plans
approved by security holders	1,015,350	$30.20	2,597,507
Equity compensation plans not
approved by security holders	—	—	—
Total	1,015,350	$30.20	2,597,507

(1)	Includes (a) 370,500 Common Shares issuable upon the exercise of outstanding options (52,600 of which are vested and exercisable), (b) 315,150 restricted Common Shares that may be issued under the 2013 OPP upon the satisfaction of certain conditions, and (c) 329,700 restricted Common Shares that may be issued under the 2014 OPP upon the satisfaction of certain conditions. Because there is no exercise price associated with the 2013 and 2014 OPP awards, such restricted Common Shares are not included in the weighted average exercise price calculation.
(2)	Represents Common Shares available for issuance under the Incentive Award Plan. Under the Incentive Award Plan, the Company may award restricted Common Shares, restricted share units, performance awards, dividend equivalents, deferred shares, deferred share units, share payments profit interests, and share appreciation rights.

Employment Contracts

The following summary sets forth the material terms of the employment contracts with the named executive officers in effect as of December 31, 2014.

On February 28, 2012, we entered into an amended and restated employment agreement with Steven B. Tanger. Pursuant to the employment agreement, Mr. Tanger shall continue to serve as President and Chief Executive Officer of the Company and, if elected or appointed, a member of the Board through January 1, 2017 (the period commencing on the Effective Date and ending on such date, the “Contract Term”). During 2012, Mr. Tanger will be paid an annual base salary of $800,000. Thereafter, beginning in 2013, Mr. Tanger’s annual base salary will be determined by the Board, but may not, without Mr. Tanger’s consent, be less than his annual base salary in the prior year. Mr. Tanger may also be eligible to receive an annual incentive bonus, including awards under the Incentive Award Plan.

Pursuant to the employment agreement, the Company granted to Mr. Tanger certain equity awards on February 28, 2012. Such equity awards consist of (1) forty-five thousand (45,000) fully-vested Common Shares, (2) ninety thousand (90,000) restricted Common Shares subject to time vesting (“Time Vesting Shares”) and (3) ninety thousand (90,000) restricted Common Shares subject to performance vesting (“Performance Vesting Shares”). The Time Vesting Shares will vest, subject to Mr. Tanger’s continued employment, at the rate of twenty percent (20%) per year with the first Common Shares vesting on January 1, 2013 and an additional twenty percent (20%) vesting on each anniversary of the Effective Date thereafter until the Time Vesting Shares are fully vested. The Performance Vesting Shares will become vested in equal installments on the 90th day following the end of each of the five calendar years during the Contract Term (each, a “Performance Year”) if (A) Mr. Tanger remains in continuous employment through the last day of the Performance Year and (B) the Company’s total shareholder return for such Performance Year is equal to or greater than eight percent (8%). Further, if any portion of the Performance Vesting Shares remains unvested as of the end of the fifth Performance Year, such Common Shares will vest if the Company has attained a cumulative total shareholder return for the five Performance Years equal to or greater than forty percent (40%).

All unvested Time Vesting Shares will also fully vest upon termination of Mr. Tanger’s employment due to death or Disability, as such term is defined in the employment agreement, his resignation for Good Reason, as defined in the agreement, termination by the Company of his employment other than for Cause, as defined in the employment agreement or the occurrence of a Change of Control, also as defined in the agreement. All unvested Performance Vesting Shares will also fully vest upon termination of Mr. Tanger’s employment due to death or Disability or the occurrence of a Change of Control.

44	Notice of Annual Meeting of Shareholders and Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

During the Contract Term and for ninety (90) days thereafter, the Company will also provide Mr. Tanger with term life insurance coverage under a policy or policies in the face amount of $5 million and, in the event of termination of employment prior to the end of the Contract Term (other than for Cause, as defined in the employment agreement, or without Good Reason, as defined in the employment agreement), the Company will pay to Mr. Tanger (or the relevant insurer) an amount equal to the premiums required to maintain such policy or policies through the end of the Contract Term.

If Mr. Tanger’s employment is terminated without Cause or for Good Reason, Mr. Tanger will, subject to execution and non-revocation of a release in favor of the Company and its affiliates, receive (1) a lump sum payment equal to three-hundred percent (300%) of the sum of (a) his annual base salary and (b) the greater of (i) his annual bonus for the year immediately preceding the year of termination and (ii) the average of his annual bonuses, if any, earned in the three (3) years immediately preceding the year of termination, and (2) continued participation in the employee benefit plans of the Company or the Operating Partnership through the end of the Contract Term.

If Mr. Tanger’s employment is terminated due to death or Disability, Mr. Tanger will receive (1) a lump sum payment equal to the amount of annual base salary to which he would have been entitled through the end of the Contact Term and (2) an amount equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year.

If Mr. Tanger’s employment is terminated due to non-renewal of the Contract Term, Mr. Tanger shall continue to provide consulting services to the Company for one (1) year following the end of the Contract Term and shall continue to receive an amount equal to his annual base salary during such one (1)-year period as compensation for his services. In addition, upon such a termination, all outstanding share incentive awards held by Mr. Tanger that are not performance-based shall fully vest and all accrued and unvested dividends on Performance Vesting Shares shall fully vest and be paid in lump sum.

All payments and benefits due to Mr. Tanger under the agreement are subject to reduction to the extent necessary to avoid Federal excise tax on certain “excess parachute payments” under Section 4999 of the Code.

During the Contract Term and for a period of twenty-four (24) months thereafter (the “Restricted Period”), Mr. Tanger is generally prohibited from engaging in the management, development or construction of any outlet centers or competing retail commercial property or in any active or passive investment in property connected with an outlet center or a competing retail commercial property. Such prohibition, however, shall only apply after termination of employment with respect to properties that are within a fifty (50) mile radius of (1) any commercial property owned, leased or operated by the Company and/or related entities on the date of termination of Mr. Tanger’s employment or (2) any commercial property which the Company and/or any related entity actively negotiated to acquire, lease or operate within the six (6)-month period prior to the date of termination of Mr. Tanger’s employment. During the Restricted Period, Mr. Tanger will also be subject to certain restrictions on solicitation of employees and other service providers of the Company and/or related entities and solicitation of business partners and business affiliates of the Company and/or related entities.

Frank C. Marchisello, Jr. has a three-year employment contract originally effective January 1, 2004. Mr. Marchisello’s contract automatically extends for one additional year on January 1 of each year unless the executive’s employment is terminated, or we give written notice to the executive within 180 days prior to such January 1 that the contract term will not be automatically extended. The base salary provided for in Mr. Marchisello’s contract may be increased but not decreased each year. Mr. Marchisello is eligible to receive an annual incentive bonus based on performance criteria approved by the Company’s Compensation Committee.

If Mr. Marchisello’s employment is terminated by reason of death or Disability, he or his estate will receive as additional compensation a lump sum payment in an amount equal to his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Mr. Marchisello’s employment is terminated by us without Cause, or by Mr. Marchisello for Good Reason, as those terms are defined in the agreement, Mr. Marchisello will receive a severance payment in an amount equal to 300% of the sum of (a) his annual base salary for the current contract year and (b) the higher of (i) the prior year’s annual bonus or (ii) the average annual bonus for the preceding three years, to be paid monthly over the succeeding 36 months subject to the limitations required to comply with Section 409A. Certain share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.

Thomas E. McDonough entered into an employment agreement effective August 23, 2010 and expiring on December 31, 2013. Mr. McDonough’s contract will be automatically extended for one additional year at the end of the initial term and for each year thereafter, unless either party gives written notice to the other party within 180 days prior to the end of the initial term or extended term that the contract term will not be automatically extended. Pursuant to the terms of the agreement, Mr. McDonough’s annual base salary may not be less than $350,000. Mr. McDonough is eligible to receive an annual incentive bonus based on performance criteria approved by the Company’s Compensation Committee.

Chad D. Perry entered into an employment agreement effective December 12, 2011 and expiring on December 31, 2014. Mr. Perry’s contract will be automatically extended for one additional year at the end of the initial term and for each year thereafter, unless either party gives written notice to the other party within 180 days prior to the end of the initial term or extended term that the contract term will not be automatically extended. Pursuant to the terms of the agreement, Mr. Perry’s annual base salary may not be less than $350,000. Mr. Perry is eligible to receive an annual incentive bonus based on performance criteria approved by the Company’s Compensation Committee.

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EQUITY COMPENSATION PLAN INFORMATION

If Mr. McDonough’s or Mr. Perry’s employment is terminated by reason of death or Disability, he or his estate will receive as additional compensation a lump sum payment in an amount equal to his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if either executive’s employment is terminated by us without Cause, or by either executive for Good Reason, as those terms are defined in his agreement, the executive will receive a severance payment in an amount equal to 300% of the sum of (a) his annual base salary for the then-current contract year and (b) the average annual bonus for the preceding three years (or such shorter period if not employed for three years) to be paid monthly or bi-weekly over the succeeding 36 months subject to the limitations required to comply with Section 409A. Certain share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.

Lisa J. Morrison has a three year employment contract originally effective January 1, 2008. Ms. Morrison’s contract automatically extends for one additional year at the end of the initial term and for each year thereafter, unless the executive’s employment is terminated, or either we or the executive give written notice within 180 days prior to end of the initial term or extended term that the contract term will not be automatically extended. During the initial term, Ms. Morrison’s base salary may not be less than $231,500. In addition to her base salary, for the contract year beginning January 1, 2008 and, if approved by the Company’s Board of Directors, for each contract year thereafter, Ms. Morrison will be paid an annual bonus in an amount equal to the lesser of (i) her base salary in effect on the last day of such contract year and (ii) an amount equal to nine and sixteen one- hundredths percent (9.16%) of the total commissions earned by our employees who are leasing representatives with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing team bonus plan in effect for that contract year. If the amount determined under clause (ii) is greater than 100% of Ms. Morrison’s annual base salary, such excess amount will be carried over to the next succeeding contract year, subject to Ms. Morrison’s continued employment though December 31 of such succeeding contract year. Ms. Morrison will receive the higher of the bonus determined under her employment contract and the bonus determined pursuant to the Company’s annual bonus plan.

If Ms. Morrison’s employment is terminated by reason of death or Disability, she or her estate will receive as additional compensation a lump-sum payment in an amount equal to half of her annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if the employment of the executive is terminated by us without Cause, or by the executive for Good Reason, as those terms are defined in her agreements, or by the executive within 75 days following a change in control, the terminated executive will receive a severance payment in an amount equal to the sum of (a) 100% of her annual base salary for the current contract year, and (b) her average annual bonus for the three consecutive contract years immediately preceding the contract year in which the termination occurs, to be paid monthly over the succeeding 12 months subject to the limitations required to comply with Section 409A.

During the term of Mr. Marchisello’s employment and for a period of one year thereafter (three years if he receives the 300% severance payment described above), Mr. Marchisello is prohibited from engaging directly or indirectly in any aspect of the outlet business within a 50 mile radius of the site of any commercial property owned, leased or operated by us as of the date of Mr. Marchisello’s employment termination or within a 50 mile radius of any commercial property that we negotiated to acquire, lease or operate within the six month period prior to Mr. Marchisello’s employment termination.

During the terms of employment for Mr. McDonough, Mr. Perry and Ms. Morrison, and for a period of one year thereafter (180 days for Ms. Morrison) if the executive’s employment is terminated by us for Cause or by the executive without Good Reason (or three years for Mr. McDonough and Mr. Perry, one year for Ms. Morrison, if the executive receives severance due to a termination by the Company without Cause or by the executive for Good Reason), the executive is prohibited from (a) engaging in any activities involving developing or operating an outlet shopping facility within a radius of 50 miles of any retail shopping facility owned, (with an effective ownership interest of 50% or more) or operated by the Company within the 365-day period ending on the date of termination of the executive’s employment, (b) engaging in any activities involving developing or operating an outlet shopping facility within a radius of 50 miles of any site that, within the 365-day period ending on the date of termination of the executive’s employment, the Company or its affiliate negotiated to acquire and/or lease for the development or operation of a retail shopping facility or (c) engaging in any activities involving developing or operating any other type of retail shopping facility (or, in the case of Ms. Morrison, any full price retail shopping facility) within a radius of 5 miles of any retail shopping facility (or, in the case of Ms. Morrison, any full price retail shopping facility) that, within the 365-day period ending on the date of the termination of the executive’s employment, was (i) under development by the Company or its affiliate; (ii) owned (with an effective ownership interest of 50% or more), directly or indirectly, by the Company; or (iii) operated by the Company.

Mr. Tanger and Mr. Marchisello are employed and compensated by both the Operating Partnership and the Company. The Compensation Committee believes that the allocation of such persons’ compensation between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity. All other employees are employed solely by the Operating Partnership.

46	Notice of Annual Meeting of Shareholders and Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

Potential Payments on Termination or Change in Control

The table below reflects the amount of compensation payable to each of our named executive officers in the event of a termination of such executive’s employment. In particular, the table below sets forth the amount of compensation payable to each named executive officer in connection with each of the following different types of termination of employment: (1) termination by the Company without Cause or by the executive for Good Reason, (2) termination by the Company without Cause or by the executive for Good Reason following a Change in Control (or in the case of Ms. Morrison, resignation within 75 days following a Change in Control), (3) termination as a result of death, (4) termination as a result of Disability, and (5) termination by the Company for Cause or by the executive without Good Reason.

Mr. Tanger and Mr. Marchisello

The terms “Cause”, “Change in Control”, “Good Reason” and “Disability” as defined in the employment contracts of Mr. Tanger and Mr. Marchisello in effect as of December 31, 2014 are generally as stated below:

“Cause” - The Operating Partnership or, as applicable, the Company shall have “Cause” to terminate the executive’s employment upon the executive’s (i) causing material harm to the Operating Partnership or, as applicable, the Company through a material act of dishonesty in the performance of his duties, (ii) conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) willful failure to perform his material duties (other than a failure due to disability) after written notice and a reasonable opportunity to cure.

“Change in Control” - shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Operating Partnership of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company ceases to be the sole general partner of the Operating Partnership; or (C) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than the executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty percent (50%) of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company’s outstanding shares; or (E) a majority of the members of the Operating Partnership’s or, as applicable, the Company’s Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Good Reason” - The executive shall have Good Reason to terminate his employment upon the occurrence of any of the following events:

●	any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent;
●

if, after a Change in Control, either (i) the principal duties of the executive are required to be performed at a location other than the Greensboro, North Carolina metropolitan area (in the case of Mr. Tanger, Greensboro, North Carolina and Miami, Florida) without his consent or (ii) in the case of Mr. Tanger, the executive no longer reports directly to the Board of Directors;

●

a material breach of the employment agreement by the Operating Partnership or, as applicable, the Company, including without limitation, the failure to pay compensation or benefits when due if such failure is not cured within 30 days after written demand for payment thereof;

●	in the case of Mr. Marchisello, if the executive’s elects to terminate employment within the 180 day period following a Change in Control; or
●	in the case of Mr. Tanger, if the executive is removed, or is not re-elected as a Director of the Company.

“Disability” - shall mean the absence of the executive from the executive’s duties to the Operating Partnership and/or, as applicable, the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Operating Partnership or, as applicable, the Company and acceptable to the executive or the executive’s legal representative.

Mr. McDonough and Mr. Perry

The terms “Cause”, “Change of Control”, “Good Reason” and “Disability” as defined in the employment contracts of Mr. McDonough and Mr. Perry, are generally as stated below:

“Cause” The Operating Partnership shall have “Cause” to terminate executive’s employment upon (i) executive causing material harm to the Operating Partnership through a material act of dishonesty in the performance of his duties hereunder, (ii) his conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) his willful failure to perform his material duties under this Agreement (other than a failure due to disability) after written notice specifying the failure and a reasonable opportunity to cure

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EQUITY COMPENSATION PLAN INFORMATION

(it being understood that if his failure to perform is not of a type requiring a single action to cure fully, that he may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion).

“Change of Control” - shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Operating Partnership or Company of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company or an entity wholly owned by the Company ceases to be the sole general partner of the Operating Partnership; or (C) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares of the Company (treating any Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty (50%) of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company’s outstanding shares; or (E) a majority of the members of the Operating Partnership’s Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Good Reason” - Executive shall have Good Reason to terminate his employment upon the occurrence of any of the following events:

●	any material adverse change in his job titles, duties, responsibilities, perquisites, or authority without his consent;
●	if, after a Change of Control, any of the principal duties of executive are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without his consent;
●

a material breach of the employment agreement by the Operating Partnership, including without limitation, the failure to pay compensation or benefits when due hereunder if such failure is not cured within 30 days after delivery to the Operating Partnership of executive’s written demand for payment thereof; or

●	if executive elects to terminate his employment by written notice to the Operating Partnership within the 180 day period following a Change of Control.

“Disability” - shall mean the absence of executive from executive’s duties to the Operating Partnership on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Operating Partnership and acceptable to executive or executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

Ms. Morrison

The terms “Cause”, “Change in Control”, “Good Reason” and “Disability” as defined in the employment contract of Ms. Morrison, are generally as stated below:

“Cause” - The Operating Partnership shall have “Cause” to terminate the executive’s employment upon (i) the Operating Partnership’s determination that the executive has embezzled money or property, (ii) the executive’s willful refusal to perform reasonable duties incident to her employment after ten (10) days’ written notice to the executive from the Chief Executive Officer, Chief Operating Officer or Board of Directors of the specific duties to be performed or (iii) conviction of a felony that, in the judgment of the Board of Directors, adversely affects the business or reputation of the Company.

“Change in Control” - shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Operating Partnership or the Company of more than fifty percent of the total gross fair market value of its assets to a single purchaser or to a group of associated purchasers; (B) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than executive or any of her lineal descendants, lineal ancestors or siblings) which results in their ownership of fifty percent or more of the Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares; or (C) a majority of the members of the Operating Partnership’s Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Good Reason” – Ms. Morrison shall have Good Reason to terminate her employment upon any of the following events:

●	the Operating Partnership materially fails to make payment of amounts due to her under the employment agreement;
●	the Operating Partnership commits a material breach of its obligations under the employment agreement;

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EQUITY COMPENSATION PLAN INFORMATION

●	the principal duties of Ms. Morrison are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without her consent following the occurrence of (A) a Change in Control, (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company or an entity wholly owned by the Company ceases to be the sole general partner of the Operating Partnership, or (C) a merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty percent of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent of the value of all of the surviving company’s outstanding shares.

“Disability” - shall mean Ms. Morrison’s inability, due to a physical or mental illness that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, to perform any of the material duties assigned to her by the Operating Partnership for a period of ninety (90) days or more within any twelve consecutive calendar months.

Assumptions

The employment contracts of the NEOs other than Mr. Tanger consider a Change in Control as a reason for an executive to terminate his or her employment, and thus would entitle him or her to certain severance benefits. In addition, for purposes of the table below, however, we consider the caption representing the termination by the Company without Cause or by the executive for Good Reason to exclude an event of a Change in Control. In addition, any severance benefits or additional compensation that these executives are eligible to receive upon termination will be reduced to the extent necessary to prevent the executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Code. The amounts shown in the table below are the maximum amounts the executives would be eligible to receive upon termination assuming no such reduction in compensation or benefits would be required.

The amounts shown below assume that such termination was effective December 31, 2014, and thus amounts earned through such time are estimates of the amounts that would be paid out to the executives upon termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company and/or the Operating Partnership.

Also considered in the table below is the estimated value of restricted Common Shares earned upon termination of employment or a Change in Control from the conversion of the notional units under the Company’s 2014 and 2013 Outperformance Plans. Under such plans, notional units will convert into restricted Common Shares upon the satisfaction of certain share price appreciation conditions over a three year performance period. For a further discussion of the plans, see “Compensation Discussion and Analysis-2014 Outperformance Plan” included in this Proxy Statement. Upon a termination without Cause, for Good Reason, death or Disability, each notional unit will convert based upon the share price at the end of the three year performance period, and the number of restricted Common Shares earned will equal a prorated portion of the restricted Common Shares that would have been earned had a termination not occurred (prorated based on the period of employment during the three-year performance period). Such restricted Common Shares will vest immediately upon issuance at the end of the three year performance period. Upon a Change in Control, the absolute share price appreciation targets will be reduced pro rata based upon the period of time that the effective date of the plan to the date of the Change in Control bears to the three year performance period, and each notional unit will convert based upon the share price as of the Change in Control, provided that the value of the restricted Common Shares received upon conversion shall not exceed the product of (a) the number of notional units held by the executive and (b) a stated amount per share included in each award agreement (which equaled for the awards under the 2013 OPP and 2014 OPP $42.04 and $43.22, respectively). Any restricted Common Shares earned will vest immediately upon issuance immediately prior to the Change in Control. If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions through the termination date or Change in Control that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period.

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EQUITY COMPENSATION PLAN INFORMATION

Name	Cash Severance Payment ($)(1)	Share Awards ($)(2)	Continuation of Benefits ($)(3)	All Other Comp. ($)(4)	Total ($)
Steven B. Tanger
Without Cause or For Good Reason	$5,818,810	$16,365,888	$13,112	$88,872	$22,286,682
Change in Control	—	7,820,232	—	—	7,820,232
Death	2,468,810	19,218,528	—	—	21,687,338
Disability	2,468,810	19,218,528	—	88,872	21,776,210
For Cause or without Good Reason	—	—	—	—	—
Frank C. Marchisello, Jr.
Without Cause or For Good Reason	$31,058,670	$6,209,280	$—	$—	$37,267,950
Change in Control	31,058,670	7,482,888	—	—	38,541,558
Death or Disability	827,630	6,209,280	—	—	7,036,910
For Cause or without Good Reason	—	—	—	—	—
Thomas E. McDonough
Without Cause or For Good Reason	$4,116,414	$4,494,336	$—	$—	$8,610,750
Change in Control	4,116,414	4,494,336	—	—	8,610,750
Death or Disability	757,828	4,494,336	—	—	5,252,164
For Cause or without Good Reason	—	—	—	—	—
Chad D. Perry
Without Cause or For Good Reason	$2,678,549	$1,404,480	$—	$—	$4,083,029
Change in Control	2,678,549	1,404,480	—	—	4,083,029
Death or Disability	714,354	1,404,480	—	—	2,118,834
For Cause or without Good Reason	—	—	—	—	—
Lisa J. Morrison
Without Cause or For Good Reason	$552,911	$798,336	$—	$—	$1,351,247
Change in Control	552,911	226,861	—	—	779,772
Death or Disability	400,692	798,336	—	—	1,199,028
For Cause or without Good Reason	—	—	—	—	—

(1)	The terms of the cash severance payments due each officer under each scenario are more fully described elsewhere in this Proxy Statement under the caption “Employment Contracts.”
(2)	Amounts shown in this column include (1) the value of restricted Common Shares which were unvested at December 31, 2014 and that would immediately vest upon termination of employment, (2) in the case of Mr. Tanger, accrued dividends earned on unvested Performance Vesting Shares that would vest immediately upon termination of employment, (3) in the case of a Change in Control, the value of restricted Common Shares assumed to be earned, and which would be issued and vest immediately prior to a Change in Control, from the conversion of notional units under the 2014 OPP Plan based on the performance achieved through December 31, 2014 and (4) accrued dividends that would have been earned had the restricted Common shares earned under the 2014 OPP Plan been issued at the beginning of the performance period. The value of the restricted Common Shares is based on the closing price of our Common Shares on December 31, 2014 of $36.96. This column excludes the value of restricted Common Shares that may be earned under the 2013 OPP Plan, and, in the case of without Cause, for Good Reason, death and Disability, the 2014 OPP Plan as no restricted Common Shares would have been earned under the plan assuming (1) the Company’s share price at the end of the three year performance period is equivalent to the share price as of December 31, 2014 and (2) dividends paid during the performance period remaining subsequent to December 31, 2014 are paid at similar rates as in 2014.
(3)	Includes estimated costs of continuation of benefits for the remainder of Mr. Tanger’s employment contract for group medical and dental coverage, disability insurance and life insurance premiums on $100,000 of coverage.
(4)	Represents estimated premiums on term life insurance policies for Mr. Tanger to be paid for the remainder of his employment contract.

50	Notice of Annual Meeting of Shareholders and Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 2, 2015, or such other date as indicated in the notes thereto, available to us with respect to our Common Shares, and of units of partnership interests in the Operating Partnership (referred to as the “Units”) (i) held by those persons known by us to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares, (ii) held individually by the directors and our named executive officers identified elsewhere in this Proxy Statement, and (iii) held by our directors and all of our executive officers as a group.

	Number of Common Shares Beneficially Owned(1)	Percent of All Common Shares	Number of Common Shares Receivable Upon Exchange of Units Beneficially Owned(2)	Percent of All Common Shares (including upon exchange of such owner’s Units)
Steven B. Tanger(3) Tanger Factory Outlet Centers, Inc. 3200 Northline Avenue, Suite 360 Greensboro, NC 27408	869,816	*	2,884,041	3.8%
The Vanguard Group(4) Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	13,025,665	13.6%	—	13.6%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10022	10,262,683	10.7%	—	10.7%
State Street Corporation(6) 55 East 52nd Street One Lincoln Street Boston, MA 02111	6,957,420	7.3%	—	7.3%
Stichting Pensioenfonds ABP(7) APG Asset Management US, Inc. 666 Third Avenue, 2nd Floor New York, NY 10017
APG Group NV APG Asset Management N.V. Symphony Building PO Box 75283, 1070 AG Amsterdam Gustav Mahlerplein 3 1082 MS Amsterdam The Netherlands	6,070,096	6.3%	—	6.3%
Morgan Stanley(8) 1585 Broadway New York, NY 10036 Morgan Stanley Investment Management Inc. 522 Fifth Avenue New York, NY 10036	5,660,678	5.9%	—	5.9%

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EQUITY COMPENSATION PLAN INFORMATION

	Number of Common Shares Beneficially Owned(1)	Percent of All Common Shares	Number of Common Shares Receivable Upon Exchange of Units Beneficially Owned(2)	Percent of All Common Shares (including upon exchange of such owner’s Units)
FMR LLC(9) 245 Summer Street Boston, MA 02210	5,295,674	5.5%	—	5.5%
William G. Benton	72,575	*	—	*
Jeffrey B. Citrin	5,555	*	—	*
Donald G. Drapkin	28,660	*	—	*
Thomas J. Reddin	26,644	*	—	*
Thomas E. Robinson	63,117	*	—	*
Bridget M. Ryan-Berman	34,596	*	—	*
Allan L. Schuman	67,596	*	—	*
Frank C. Marchisello, Jr.	359,996	*	—	*
Thomas E. McDonough	205,674	*	—	*
Chad D. Perry	61,674	*	—	*
Lisa J. Morrison	46,562	*	—	*
Directors and Executive Officers as a Group (16 persons)(10)	2,041,227	2.1%	2,884,041	5.0%

*	Less than 1%
(1)	The ownership of Common Shares reported herein is based upon filings with the SEC and is subject to confirmation by us that such ownership did not violate the ownership restrictions in the Company’s Articles of Incorporation.
(2)	Represents Common Shares that may be acquired upon the exchange of Units beneficially owned. Each exchangeable Unit of the Operating Partnership may be exchanged for one of our Common Shares.
(3)	Includes 2,884,041 Units the Operating Partnership held by Tango 7, LLC. Mr. Tanger holds, directly and indirectly, all of the ownership interests in Tango 7, LLC and has sole voting and dispositive power of all such Common Shares and Units held by this entity. The Units of the Operating Partnership held by Tango 7, LLC are exchangeable into 2,884,041 Common Shares of the Company. Excludes 1,353,462 Common Shares and 599,996 Units of the Operating Partnership exchangeable into 599,996 Common Shares of the Company, which are held in various trusts of which Mr. Tanger is a beneficiary, but is not the trustee and does not otherwise have investment or voting control with respect to the securities held by such trusts.
(4)	We have received copies of a Schedule 13G/A as filed with the SEC, as amended, on February 11, 2015 by The Vanguard Group, Inc. (referred to as “Vanguard”) and a Schedule 13G/A as filed with the SEC, as amended on February 6, 2015 by Vanguard REIT Index Fund (referred to as “REIT Fund”), a client of Vanguard, reporting ownership of these shares as of December 31, 2014. As reported by Vanguard in its 13G/A, (i) Vanguard has sole dispositive power for 12,881,587 of such shares, which includes shares owned by REIT Fund, and shared dispositive power for 144,078 of such shares, and (ii) Vanguard has sole voting power for 195,176 of such shares and shared voting power for 78,100 of such shares. As reported by REIT Fund in its Schedule 13G/A, REIT Fund has sole voting power for 7,117,372 of such shares.
(5)	We have received a copy of Schedule 13G/A as filed with the SEC, as amended, on January 9, 2015 by BlackRock, Inc. reporting ownership of these shares as of December 31, 2014. As reported in said Schedule 13G/A, (i) Blackrock has sole dispositive power for all 10,262,683 of such shares, and (ii) Blackrock has sole voting power for 9,935,025 of such shares.
(6)	We have received a copy of Schedule 13G as filed with the SEC on February 15, 2015 by State Street Corporation (referred to as “State Street”) reporting ownership of these shares as of December 31, 2014. As reported in said Schedule 13G, (i) State Street has shared dispositive power for all 6,957,420 of such shares, and (ii) State Street has shared voting power for all 6,957,420 of such shares.
(7)	We have received copies of separate Schedules 13G as filed with the SEC, as amended on January 30, 2015 by (i) APG Group and APG Asset Management N.V. (referred to as “APG NV”) and (ii) APG Asset Management US, Inc. (referred to as “APG US”) and Stichting Pensioenfonds ABP (referred to as “Stichting”), reporting ownership of these shares as of December 31, 2014. As reported by APG US and Stichting in their Schedule 13G, APG US and Stichting each have sole dispositive and voting power for all such shares, which shares include those reported by APG Group and APG NV in their respective Schedule 13G by virtue of Stichting’s ownership of APG US, APG Group, and APG NV. As reported by APG Group and APG NV in their Schedule 13G, APG Group and APG NV each have sole dispositive and voting power for all such shares. APG NV is the exclusive investment manager with the power to vote and make all investment decisions for all such shares. APG NV has delegated its investment and voting power with respect to these shares to APG US.

52	Notice of Annual Meeting of Shareholders and Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

(8)	We have received a copy of Schedule 13G as filed with the SEC on February 12, 2015 by Morgan Stanley (referred to as “MS”) and Morgan Stanley Investment Management, Inc. (referred to as “MSIM”) reporting ownership of these shares as of December 31, 2014. As reported in said Schedule 13G, (i) MS and MSIM each have shared dispositive power for 5,660,678 of such shares, and (ii) MS and MSIM each have sole voting power for 4,035,044 and shared voting power for 613,752 of such shares.
(9)	We have received a copy of Schedule 13G/A as filed with the SEC, as amended, on February 13, 2015 by FMR LLC (referred to as “FMR”), Edward C. Johnson 3rd, and Abigail P. Johnson reporting ownership of these shares as of December 31, 2014. As reported in the cover pages of said Schedule 13G/A, (i) FMR, Edward C. Johnson 3rd, and Abigail P. Johnson have sole dispositive power for all such shares, and (ii) FMR has sole voting power for 3,316,431 of such shares.
(10)	Includes 2,884,041 Common Shares which may be acquired upon exchange of 2,884,041 Units of TPLP. Includes 87,286 Common Shares which have been pledged as security for certain personal loans. None of such shares are pledged by any Director or NEO.

CERTAIN RELATIONSHIPS AND RELATED
PARTY TRANSACTIONS

As of December 31, 2014, the Company, through its ownership of the Tanger GP and Tanger LP Trusts, owned 95,509,781 units of the Operating Partnership and other limited partners (the “Non-Company LPs”) collectively owned 5,078,406 Class A common limited partnership units. Each Class A common limited partnership unit held by the Non-Company LPs is exchangeable for one of the Company’s Common Shares, subject to certain limitations to preserve the Company’s REIT status. Most of the Non-Company LPs are the descendants of Stanley Tanger, the Company’s founder (including Steven Tanger, the Company’s CEO), their spouses or former spouses or their children and/or trusts for their benefit.

During 2014, 66,606 Class A common limited partnership units were exchanged for 66,606 Common Shares of the Company. For the year ended December 31, 2014, the Non-Company LPs received quarterly distributions of earnings from the Operating Partnership totaling $4.8 million.

The Company’s Code of Business Conduct and Ethics (referred to as the “Code of Conduct”), is posted on the Company’s website at www.tangeroutlets.com and is available by clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. The Code of Conduct states that conflicts of interest should be avoided wherever possible. Conflicts of interest are broadly defined to include any situation where a person’s private interest interferes in any way with the interests of the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the applicable Code of Ethics Contact Person. From time to time, the Company may waive the application of provisions of the Code of Conduct. Any such waiver involving conduct of officers or directors of the Company may be made only by the Board and must be promptly disclosed as required by the rules of the SEC or the NYSE. Any waiver with respect to the conduct of other employees may be made only by the CEO. We intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of our Code of Conduct.

The Company’s Related Party Transaction Policy and Procedures, posted on the Company’s website at www.tangeroutlets.com and is available by clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. The Related Party Transaction Policy and Procedures requires the approval or ratification by the Audit Committee of any “related party transaction,” defined as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $100,000 and one of our executive officers, directors, director nominees, 5% shareholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% shareholder, each of whom we refer to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K. The policy provides that management must present to the Audit Committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Audit Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

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PROPOSAL 2 RATIFICATION OF
APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to audit the accounts of the Company for the fiscal year ending on December 31, 2015 and to perform such other services as may be required. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the shareholders do not approve the selection of PricewaterhouseCoopers LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered. Even if the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee retains the discretion to select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2014. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than its engagement as an independent registered public accounting firm for the Company. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. See the “Report of the Audit Committee”, included below, for information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2014 and 2013.

Vote Required. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm will be approved if the votes cast for the proposal exceed the votes cast against the proposal, provided that a quorum is present. Accordingly, abstentions and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of PricewaterhouseCoopers LLP, we do not expect any broker non-votes in connection with the ratification.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

54	Notice of Annual Meeting of Shareholders and Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has provided the following report:

During 2014, we reviewed with the Company’s management, Director of Internal Audit and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (referred to as “PwC”), the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation by PwC of the Company’s system of internal control, the quality of the Company’s financial reporting and the Company’s process for legal and regulatory compliance. We also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal control, the financial reporting process and the assessment of the effectiveness of internal control over financial reporting. PwC is responsible for performing an integrated audit and issuing reports and opinions on the following:

1.	the Company’s consolidated financial statements; and

2.	the Company’s internal control over financial reporting.

As provided in our Charter, our responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, PwC reports directly to us. We appointed PwC as the Company’s independent registered public accounting firm and approved the compensation of the firm. We reviewed and approved all non-audit services performed by PwC during 2014 and determined that the provision of the services was compatible with maintaining PwC’s independence. Each year we pre-approve certain specific non-audit services and associated fees to be performed by PwC, including (1) certain consultations regarding possible accounting and reporting implications of proposed transactions and of newly issued or proposed authoritative accounting pronouncements for which any one service would be $30,000 or less and (2) certain tax consulting services for which any one service would be $50,000 or less, and for all such services which would be less than $250,000 in the aggregate. In addition, we have delegated to the chairman of the Audit Committee the authority to pre-approve other non-audit services to be performed by PwC and associated fees, provided that the chairman reports all such decisions at the Audit Committee’s next regularly scheduled meeting.

We have received the written disclosures and letters from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, including independence with respect to tax services, and we discussed with PwC its independence.

We reviewed and discussed the 2014 consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and PwC. We also discussed the certification process with the CEO and CFO. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective. We discussed with PwC the matters required to be discussed by statement on Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board.

Based on these discussions and reviews, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

The following is a summary of the fees billed to the Company by PwC for the fiscal years ended December 31, 2014 and 2013:

	2014	2013
Audit fees	$761,300	$894,500
Audit-related fees	92,500	113,000
Tax fees-tax compliance and preparation fees	265,529	274,190
Subtotal	1,119,329	1,281,690
Tax Fees-other	29,786	47,850
All other fees	—	—
Subtotal	29,786	47,850
Total	$1,149,115	$1,329,540

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REPORT OF THE AUDIT COMMITTEE

The audit fees for the years ended December 31, 2014 and 2013, respectively, were for professional services rendered for the integrated audits of our consolidated financial statements and internal controls over financial reporting and the separate audits of one unconsolidated joint venture. The audit fees for the year ended December 31, 2014 decreased compared to the year ended December 31, 2013 primarily due to the acquisition in 2013 of a controlling interest in a property previously held in a joint venture in which we owned a one-third interest.

The audit-related fees for the years ended December 31, 2014 and 2013 included services related to documents filed with the SEC and services related to the issuance of comfort letters.

The tax fees for the year ended December 31, 2014 and 2013 were for tax compliance and preparation including tax return preparation and review.

The tax fees – other for the year ended December 31, 2014 and 2013 were for tax planning, advice, and consulting.

The percentage of tax fees and tax fees-other approved pursuant to the pre-approved policies was 31% during 2014 and 24% during 2013.

THE AUDIT COMMITTEE
Thomas J. Reddin (Chair)
William G. Benton
Jeffrey B. Citrin
Donald G. Drapkin
Thomas E. Robinson

56	Notice of Annual Meeting of Shareholders and Proxy Statement

PROPOSAL 3 ADVISORY VOTE ON
EXECUTIVE COMPENSATION

We are seeking advisory shareholder approval of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” The Company has determined to hold a “say-on-pay” advisory vote every year and the next “say-on-pay” advisory vote will occur at the 2016 Annual Meeting of Shareholders. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders (which disclosure includes Compensation Discussion and Analysis, the compensation tables and any related material).”

Although the vote is advisory, and non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s compensation program is designed to reward both teamwork and the individual officer’s contribution to the Company with respect to annual and longer-term goals. The Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses and long-term equity-based incentive compensation.

The Compensation Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success. In 2014, the Compensation Committee took into account a number of operational and financial factors in setting compensation, including the following key achievements:

●

We expanded our portfolio of properties by nearly one million square feet in 2014, which represents expansion of over 7%. In addition, we currently have four development projects under construction scheduled to open in 2015, which will add an additional 1.4 million square feet, or 10%, capping one of the most rapid portfolio growth periods in our Company’s history.

●	For the year ended 2014, our adjusted FFO increased 5% as compared to the prior year.
●

Same center NOI grew 2.6%, marking the 10th consecutive year of same center NOI growth, dating back to 2005 when we first began tracking this metric. During this ten-year period, our same center NOI growth has averaged 3.9% annually.

●	Year-end occupancy within our consolidated portfolio equaled 98%, higher than any other mall REIT and marking the 34th consecutive year we have achieved a year-end occupancy rate at or above 95%.
●	Our year-end debt to total market capitalization ratio was best-in-class for mall REITs, at only 28%.
●	We raised our quarterly dividend by 7% in April 2014 from $0.225 to $0.240. This marked the 21st consecutive annual dividend increase since becoming a public company in May 1993.
●

Our Company generated an 18.6% total shareholder return in 2014, exceeding the 13.7% total return of the S&P 500 Index. We believe that the true value creation produced from an investment in real estate should be assessed over a long-term horizon. For the ten-year period ended December 31, 2014, our total shareholder return exceeded the SNL US Equity REIT Index and the S&P 500 Index by 167 percentage points and 189 percentage points, respectively. For the twenty-year period ended on the same date, our total shareholder return exceeded these indices by 1,226 percentage points and 1,495 percentage points, respectively. Tanger also ranked #2 among all mall REITs in total shareholder return for both the ten-year and twenty-year periods.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. For a discussion of FFO and NOI, please see our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission on February 24, 2015 beginning on page 59.

Vote Required. This non-binding advisory vote shall be approved if the votes cast for the proposal exceed the votes cast against the proposal. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR, ON A NON-BINDING BASIS, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of our Common Shares are required by the SEC’s regulations to furnish us with copies of all such forms which they file.

Based solely on our review of the copies of Forms 3, 4 and 5 and any amendments thereto received by us for the year ended December 31, 2014, or written representations from certain reporting persons, we believe that all Forms 3, 4 or 5 were filed timely.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

Shareholder Proposals for Inclusion in the 2016 Proxy Statement

Proposals of shareholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented at our Annual Meeting of Shareholders to be held in 2016 must be received by us no later than December 4, 2015. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in our Proxy Statement. Proposals should be sent to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

Other Proposals and Shareholder Nominations for Director

Under our By-Laws, certain procedures are provided that a shareholder must follow to nominate persons for election as Directors or to propose an item of business at an Annual Meeting of Shareholders that is not intended to be included in our Proxy Statement pursuant to Rule 14a-8. These procedures provide that nominations for Director and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

For the 2016 Annual Meeting of Shareholders, such nominations or proposals must be received by our Corporate Secretary not earlier than the close of business on January 16, 2016 and not later than the close of business on February 15, 2016 in order to be considered at the 2016 Annual Meeting. If we do not receive notice during that time period, any such defective matters raised at the meeting will be disregarded and the persons named as proxies in the proxy materials relating to the 2016 Annual Meeting of Shareholders will use their discretion in voting the proxies with respect to any such matters. A shareholder’s notice to nominate a director or bring any other business before the 2016 Annual Meeting of Shareholders must set forth certain information specified in our By-Laws.

If the date of the 2016 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after May 15, 2016, shareholders must submit such nominations or proposals not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or by the close of business on the 10th day following the date on which public announcement of the date of the meeting is first made by us. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2016 Annual Meeting of Shareholders is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to May 15, 2016, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

58	Notice of Annual Meeting of Shareholders and Proxy Statement

OTHER MATTERS

Shareholder Suggestions for Director Nominations

The Nominating and Corporate Governance Committee of the Board will consider suggestions from shareholders for nominees for election as directors to be presented at the 2016 Annual Meeting of Shareholders. The person proposing the nominee must be a shareholder entitled to vote at the 2016 Annual Meeting of Shareholders and the suggestion must be made pursuant to timely notice. Shareholder suggestions for director nominees must be received between January 16, 2016 and February 15, 2016, and should include: (i) the candidate’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, (ii) the name and address of the shareholder submitting the suggestion or beneficial owner on whose behalf the proposed candidate is being suggested for nomination, and (iii) the class and number of our shares owned beneficially and of record by the shareholder or beneficial owner submitting the suggestion. The Nominating and Corporate Governance Committee will consider candidates suggested by shareholders on the same terms as candidates selected by the Nominating and Corporate Governance Committee.

BOARD COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

Each of the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee operate under written charters adopted by the Board. The Board has also adopted written Corporate Governance Guidelines in accordance with listing requirements of the New York Stock Exchange and a written Code of Business Conduct and Ethics that applies to directors, management and employees of the Company. We have made available copies of our Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website at www.tangeroutlets.com by first clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW”, and then, “GOVERNANCE DOCUMENTS”. Copies of these documents may also be obtained by sending a request in writing to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits a single set of annual reports, proxy statements, and Notices to be sent to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. Each shareholder would receive a separate voter instruction form if you have received printed proxy materials. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of the Notice will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

Depending upon the practices of your broker, bank or other nominee, you may be required to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold Common Shares in your own name as a shareholder of record, householding will not apply to you. Extra copies of any annual report, Proxy Statement, information statement or Notice Regarding the Availability of Proxy Materials may be obtained free of charge by calling our Investor Relations Department at (336) 834-6892 or sending your request to the attention of the Secretary of the Company at 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.

OTHER BUSINESS

We know of no other business which will come before the meeting for action. However, if any business other than that described in the Proxy Statement comes before the meeting, the persons designated as proxies will have authority to vote in accordance with their best judgment with respect to such business.

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IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 15, 2015.
Vote by Internet
●	Go to www.envisionreports.com/SKT
●	Or scan the QR code with your smartphone
●	Follow the steps outlined on the secure website

Vote by telephone
●	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
●	Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 – William G. Benton	☐	☐	☐	02 – Jeffrey B. Citrin	☐	☐	☐	03 – Donald G. Drapkin	☐	☐	☐

	04 – Thomas J. Reddin	☐	☐	☐	05 – Thomas E. Robinson	☐	☐	☐	06 – Bridget M. Ryan-Berman	☐	☐	☐

	07 – Allan L. Schuman	☐	☐	☐	08 – Steven B. Tanger	☐	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐	4.	To transact such other business as may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.

3.	To approve, on a non-binding basis, named executive officer compensation.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

01ZBXC

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — Tanger Factory Outlet Centers, Inc.

Appointment of Proxy for Annual Meeting on May 15, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation, hereby constitutes and appoints Steven B. Tanger and Chad D. Perry, and each of them, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 15, 2015, and at any postponement(s), continuation(s) or adjournment(s) thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Factory Outlet Centers, Inc. dated April 2, 2015 (receipt of which, or access to, is acknowledged) and in their discretion upon any other matters as may properly come before the meeting, including but not limited to, any proposal to adjourn, postpone or continue the meeting. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

The shares represented hereby will be voted in accordance with the directions given in this appointment of proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.